Exhibit 99.1

SECOND AMENDED AND RESTATED CREDIT

AND SECURITY AGREEMENT

among

SRI/SURGICAL EXPRESS, INC.;

WACHOVIA BANK, NATIONAL ASSOCIATION;

and

LASALLE BANK NATIONAL ASSOCIATION

Dated: June 21, 2005

4.13.	Judgment Liens	22
4.14.	Subsidiaries	22
4.15.	Environmental	22
4.16.	ERISA	22
4.17.	Investment Company Act	23
4.18.	Names	23
4.19.	Intellectual Property	23
4.20.	Insider	23
4.21.	Compliance with Covenants; No Default	23
4.22.	Full Disclosure	23
4.23.	Sanctioned Persons; Sanctioned Countries	23

5. Affirmative Covenants		24
5.1.	Use of Loan Proceeds	24
5.2.	Maintenance of Business and Properties	24
5.3.	Insurance	24
5.4.	Notice of Default	24
5.5.	Inspections	25
5.6.	Financial Information	25
5.7.	Maintenance of Existence and Rights	26
5.8.	Payment of Taxes, Etc.	26
5.9.	Subordination	26
5.10.	Compliance; Hazardous Materials	26
5.11.	Compliance with Assignment Laws	26
5.12.	Further Assurances	26
5.13.	Covenants Regarding Collateral	26
5.14.	Deposit Account	27
5.15.	Partial Redemption Payments	27

6. Negative Covenants		28
6.1.	Debt	28
6.2.	Liens	28
6.3.	Dividends	28
6.4.	Loans and Other Investments	28
6.5.	Change in Business	28
6.6.	Accounts	28
6.7.	Transactions with Affiliates	28
6.8.	No Change in Name, Offices; Removal of Collateral	29
6.9.	No Sale, Leaseback	29
6.10.	Margin Stock	29
6.11.	Tangible Collateral	29
6.12.	Subsidiaries	29
6.13.	Liquidation, Mergers, Consolidations and Dispositions of Substantial Assets	29
6.14.	Change of Fiscal Year or Accounting Methods	30

7. Financial Covenants		30
7.1.	Consolidated Leverage Ratio	30
7.2.	Funds Flow Coverage Ratio	30
7.3.	Tangible Net Worth	30

8. Default		31
8.1.	Events of Default	31
8.2.	Remedies	32
8.3.	Receiver	33
8.4.	Deposits; Insurance	33
8.5.	Priorities	33
8.6.	Ratable Payments	34
8.7.	Sharing of Payments	34

9. Security Agreement		35
9.1.	Security Interest	35
9.2.	Power of Attorney	35
9.3.	Entry	36
9.4.	Other Rights	36
9.5.	Accounts	36
9.6.	Control	36
9.7.	Waiver of Marshaling	37
9.8.	Sanctioned Persons	37

10. Collateral Agent		37
10.1.	Appointment and Powers	37
10.2.	Responsibility	37
10.3.	Collateral Agent’s Indemnification	38
10.4.	Rights as a Bank	38
10.5.	Credit Investigation	38
10.6.	Disputes	38
10.7.	Unanimous Consent of Banks	39
10.8.	Resignation	39
10.9.	Expenses	39
10.10.	Agent Capacity	39
10.11.	Unanimous Decisions	39
10.12.	Direct Action	39

11. Miscellaneous		39
11.1.	No Waiver, Remedies Cumulative	39
11.2.	Survival of Representations	40
11.3.	Indemnification	40
11.4.	Transfer of Letter of Credit	40
11.5.	Reduction of Bond Letter of Credit	40
11.6.	Liability of Bank	41
11.7.	Notices	42

11.8.	Governing Law	42
11.9.	Successors and Assigns	42
11.10.	Counterparts	42
11.11.	No Usury	43
11.12.	Powers	43
11.13.	Approvals	43
11.14.	Limitation on Liability; Waiver of Punitive Damages	43
11.15.	Waiver of Jury Trial	43
11.16.	Participations	44
11.17.	Office of Foreign Assets Control Fines	44
11.18.	Waiver of Certain Defenses	44
11.19.	Indirect Means	44
11.20.	Patriot Act	44
11.21.	Amendments, Waivers and Consents	45

SECOND AMENDED AND RESTATED CREDIT

AND SECURITY AGREEMENT

THIS AGREEMENT (the “Agreement”), dated as of June 21, 2005, between SRI/SURGICAL EXPRESS, INC. (“Borrower”), WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association (“Wachovia,” a “Bank,” and “Collateral Agent”) and LASALLE BANK NATIONAL ASSOCIATION, a national banking association (“LaSalle,” a “Bank,” and together with Wachovia, the “Banks”);

W I T N E S S E T H:

WHEREAS, the Industrial Development Board of the County of Hamilton, Tennessee (the “Issuer”) has issued, pursuant to a Trust Indenture dated as of February 1, 1999 (said Trust Indenture and any amendments or supplements thereto being herein referred to as the “Tennessee Indenture”), between Wachovia Bank, National Association, as Trustee (the “Tennessee Trustee”), and the Issuer, Industrial Development Revenue Bonds (Sterile Recoveries, Inc. Project), Taxable Series 1999 issued in original aggregate principal amount of $4,500,000 (the “Tennessee Bonds”) to various purchasers.

WHEREAS, Borrower and the Issuer have entered into a Loan Agreement dated as of February 1, 1999 (said Loan Agreement and any amendments or supplements thereto being herein referred to as the “Tennessee Loan Agreement”), under the terms of which the Issuer loaned the proceeds of the sale of the Tennessee Bonds to the Borrower.

WHEREAS, the Borrower has also issued, pursuant to a Trust Indenture dated as of June 1, 1999 (said Trust Indenture and any amendments or supplements thereto being herein referred to as the “California Indenture”), between Wachovia Bank, National Association, as Trustee (the “California Trustee”), and the Borrower, SRI Realty Trust 1998-1 Taxable Variable Rate Demand Bonds, Series 1999 issued in the original aggregate principal amount of $5,200,000 (the “California Bonds”, and together with the Tennessee Bonds, the “Bonds”) to various purchasers.

WHEREAS, in order to provide security for the payment when due of the principal of, and premium, if any, and interest on, the Tennessee Bonds and the California Bonds, Wachovia has issued its irrevocable direct pay letters of credit naming the Tennessee Trustee as beneficiary (such letter of credit and any successor letter of credit as provided for or contemplated in such letter of credit or this Agreement being herein referred to as the “Tennessee Letter of Credit”) and the California Trustee as beneficiary (such letter of credit (as amended by Amendment No. 1 to such letter of credit) and any successor letter of credit as provided for or contemplated in such letter of credit or this Agreement being herein referred to as the “California Letter of Credit”, and together with the Tennessee Letter of Credit, the “Bond Letters of Credit”), all pursuant to an Amended and Restated Credit Agreement, dated as of December 19, 2003, between Borrower and Wachovia (the “Original Letter of Credit Agreement”).

WHEREAS, the Borrower, Wachovia, and SouthTrust Bank, N.A.(“SouthTrust”) have entered into a Revolving Credit and Security Agreement, dated as of June 26, 2003, pursuant to which Wachovia and SouthTrust have extended to Borrower a revolving credit facility in the principal amount of up to $30,000,000 (the “Original Revolving Credit Agreement”).

WHEREAS, Wachovia has acquired SouthTrust.

WHEREAS, Borrower wishes to modify certain terms relating to the Original Revolving Credit Agreement and the Original Letter of Credit Agreement, including the addition of LaSalle as an additional lender.

WHEREAS, the Banks and Borrower wish to amend and restate the Original Revolving Credit Agreement and the Original Letter of Credit Agreement on the terms set forth herein.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, including the covenants, terms and conditions hereinafter appearing, and in order to induce the Banks to amend and restate the Original Revolving Credit Agreement and the Original Letter of Credit Agreement, the parties hereto agree as follows:

1. Definitions.

1.1 Defined Terms. Capitalized terms that are not otherwise defined herein shall have the meanings set forth below. If not so defined below or herein, such capitalized terms shall have the meanings assigned to them in the Indenture.

“Accessions” means all “accessions” as defined in the Code from time to time.

“Account” means all “accounts” as defined in the Code from time to time, together with any guaranties, Letters of Credit and other security therefor.

“Account Debtor” means an “account debtor” as defined in the Code from time to time.

“Advance” means (a) an advance of proceeds of the Revolving Loan to, (b) the issuance of a Standby Letter of Credit or (c) the issuance or renewal of a Bond Letter of Credit for the account of, Borrower pursuant to this Agreement.

“Advance Date” means the date on which an Advance is made.

“Affiliate” of a Person means (a) any Person directly or indirectly owning 5% or more of the voting stock or rights of such named Person or of which the named Person owns 5% or more of such voting stock or rights; (b) any Person controlling, controlled by or under common control with such named Person; (c) any officer, director or employee of such named

Person or any Affiliate of the named Person; and (d) any family member of the named Person or any Affiliate of such named Person.

“Applicable Margin” means (i) 2.60% for Loans and 0.30% for the Unused Fee for the period from the date hereof through September 30, 2005; and (ii) for each fiscal quarter thereafter (commencing with the period from October 1, 2005 to December 31, 2005), the “Applicable Margin” indicated below based on the Borrower’s Consolidated Leverage Ratio:

Tier Levels	Consolidated Leverage Ratio	Applicable Margin for LIBOR Based Loans	Applicable Margin for Prime Based Loans	Applicable Margin for Unused Fee
I	< 1.25:1.00	2.00% (200 bps)	-0-	0.25% (25 bps)
II	≥ 1.25:1.00 < 1.75:1.00	2.25% (225 bps)	-0-	0.25% (25 bps)
III	≥ 1.75:1.00 < 2.25:1.00	2.60% (260 bps)	-0-	0.30% (30 bps)
IV	≥ 2.25:1.00 ≤ 3.00:1.00	3.00% (300 bps)	0.25% (25 bps)	0.35% (35 bps)

The Applicable Margin for Loans and the Applicable Margin for the Unused Fee shall be determined and adjusted on the first day of the fiscal quarter (each a “Calculation Date”) following the date on which the a Bank receives the financial statements required by Section 5.6(a) or 5.6(b), as applicable, of the Loan Agreement and the related compliance certificate provided by Borrower in accordance with the provisions of Section 5.6(c) of the Loan Agreement; provided, however, that if Borrower fails to provide such financial statements and compliance certificate to the Agent as required by and within the time limits set forth in Section 5.6 of the Loan Agreement, the Applicable Margin from the date of such failure shall be based on Tier Level IV until five Business Days after an appropriate compliance certificate is provided, whereupon the Tier Level shall be determined by the then current Consolidated Leverage Ratio until the next Calculation Date. Except as set forth above, each Applicable Margin shall be effective from one Calculation Date until the next Calculation Date.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement, dated the date hereof, between WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION, a national banking association, not individually, except as expressly stated herein, but solely as the Owner Trustee under the SRI Realty Trust 1998-1, as assignor and the Borrower, as assignee.

“Authority” shall mean any governmental authority, central bank or comparable agency charged with the interpretation or administration of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof.

“Bank’s Primary Office” means (i) with respect to Wachovia, Wachovia Bank, National Association, 225 Water Street, Jacksonville, Florida 32202, and (ii) with respect to LaSalle, LaSalle Bank National Association, 135 S. LaSalle Street, Suite 1140, Chicago, IL 60606.

“Bond Documents” means, collectively, the agreements listed on Exhibit B attached hereto, as the same may be amended, modified or supplemented from time to time in accordance with their respective terms.

“Bond Letters of Credit” has the meanings assigned to the term in the preamble hereto.

“Bonds” has the meanings assigned to the term in the preamble hereto.

“Business Day” shall mean any day not a Saturday, Sunday or legal holiday, on which commercial banks in Tampa, Florida, Chicago, Illinois and Charlotte, North Carolina are open for business.

“California Bonds” has the meanings assigned to the term in the preamble hereto.

“California Letter of Credit” has the meanings assigned to the term in the preamble hereto.

“Change of Law” shall mean the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Authority.

“Chattel Paper” means “chattel paper” as defined in the Code from time to time, together with any guaranties, Letters of Credit and other security therefor.

“Code” means the Uniform Commercial Code, as in effect in Florida from time to time.

“Collateral” means all personal property of Borrower, wherever located and whether now owned by Borrower or hereafter acquired, including, without limitation, the following: (a) all Accounts; (b) all General Intangibles; (c) all Chattel Paper, Documents and Instruments and rights to payment evidenced thereby, (d) all Inventory; (e) all Equipment and Fixtures and Accessions; (f) all Investment Property; (g) all Deposit Accounts; (h) all Collateral Letters of Credit and Collateral Letter of Credit Rights; (i) any other collateral in which the Collateral Agent may be hereafter granted a security interest or Lien; and (j) all parts, replacements, substitutions, profits, products and cash and non-cash Proceeds of any of the foregoing (including insurance proceeds payable by reason of loss or damage thereto) in any form and wherever located. Collateral shall include all written or electronically recorded books and records relating to any such Collateral and other rights relating thereto.

“Collateral Letters of Credit” and “Collateral Letter of Credit Rights” means “letters of credit” and “letter of credit rights”, respectively, each as defined in the Code from time to time.

“Debt” means all liabilities of a Person as determined under GAAP and all obligations which such Person has guaranteed or endorsed or is otherwise secondarily or jointly liable for, and shall include, without limitation (a) all obligations for borrowed money or purchased assets, (b) obligations secured by assets whether or not any personal liability exists, (c) the capitalized amount of any capital or finance lease obligations, (d) the unfunded portion of pension or benefit plans or other similar liabilities, and any operating lease or rental obligations, whether on or off-balance sheet, (e) obligations as a general partner, (f) contingent obligations pursuant to guaranties, endorsements, letters of credit and other secondary liabilities, and (g) obligations for deposits.

“Default” or “default” means any of the events specified in Section 8.1, whether or not any requirement in such Section for the giving of notice or the lapse of time or the happening of any further condition, event or act shall have been satisfied.

“Default Rate” means the “default rate” of interest per annum equal to the Prime Rate plus 3% per annum.

“Deposit Account” means “deposit account” as defined in the Code from time to time.

“Document” means “document” as defined in the Code from time to time.

“Environmental Laws” means, collectively the following acts and laws, as amended: the Comprehensive Environmental Response, Compensation and Liability Act of 1980; the Superfund Amendments and Reauthorization Act of 1986; the Resource Conservation and Recovery Act; the Toxic Substances Act; the Clean Water Act; the Clean Air Act; the Oil Pollution and Hazardous Substances Control Act of 1978; and any other “Superfund” or “Superlien” law or any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereafter in effect.

“Equipment” means “equipment” as defined in the Code from time to time.

“Event of Default” means any event specified as such in Section 8.1 hereof, provided that there shall have been satisfied any requirement in connection with such event for the giving of notice or the lapse of time, or both.

“Fixtures” means “fixtures” as defined in the Code from time to time.

“GAAP” means generally accepted accounting principles as in effect in the United States from time to time.

“General Intangibles” means “general intangibles” as defined in the Code from time to time, including “payment intangibles” and “software” (each as defined in the Code from time to time).

“Guarantor” means any Person now or hereafter guaranteeing, endorsing or otherwise becoming liable for any Obligations.

“Guaranty Agreement” means any guaranty instrument now or hereafter executed and delivered by any Guarantor to Collateral Agent, as it may be modified.

“Indenture” means (i) Trust Indenture, dated as of February 1, 1999, between The Industrial Development Board of the County of Hamilton, Tennessee and the Tennessee Trustee and (ii) the Trust Indenture, dated as of June 1, 1999 by and between Borrower and the California Trustee, both, as amended, modified, supplemented or restated from time to time.

“Instrument” means “instrument” as defined in the Code from time to time.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement designed to protect a Person against fluctuations in interest rates or to hedge such Person’s interest rate risk exposure, including any swap agreements as defined in 11 U.S.C. §101, as amended.

“Inventory” means “inventory” as defined in the Code from time to time.

“Investment Property” means “investment property” as defined in the Code from time to time.

“Issuer” means The Industrial Development Board of the County of Hamilton, Tennessee.

“Lien” means any mortgage, pledge, statutory lien or other lien arising by operation of law, security interest, trust arrangement, security deed, financing lease, collateral assignment or other encumbrance, conditional sale or title retention agreement, or any other interest in property designed to secure the repayment of Obligations, whether arising by agreement or under any statute or law or otherwise.

“Loan Documents” means this Agreement, the Notes, each Guaranty Agreement, the Pledge Agreement, the Mortgages, any Interest Rate Agreement, all documents listed on the Assignment and Assumption Agreement, and all other documents and instruments now or hereafter evidencing, describing, guaranteeing or securing the Obligations contemplated hereby or delivered in connection herewith, as they may be modified.

“Loans” has the meaning given the term is Section 2.5 hereof.

“Material Adverse Effect” means any (i) material adverse effect upon the validity, performance or enforceability of any of the Loan Documents or the Bond Documents or any of the transactions contemplated hereby or thereby, (ii) material adverse effect upon the properties, business, prospects or condition (financial or otherwise) of Borrower, any Subsidiary and/or any other Person obligated under any of the Loan Documents or the Bond Documents, or (iii) material adverse effect upon the ability of Borrower, any Subsidiary or any other Person to fulfill any obligation under any of the Loan Documents or the Bond Documents.

“Maximum Revolving Loan Amounts” means (i) with respect to Wachovia, the amount of $17,000,000 and (ii) with respect to LaSalle, the amount of $13,000,000. The Bond Letters of Credit are included in determining the Maximum Revolving Loan Amounts for each Bank’s Maximum Revolving Loan Amount.

“Mortgages” means, collectively, (i) the California Deed of Trust, Assignment of Leases and Rents and Security Agreement, dated the Closing Date, as amended, from Borrower to Collateral Agent, and (ii) the Tennessee Deed of Trust, Assignment of Leases and Rents and Security Agreement, dated the Closing Date, as amended, from Borrower to Collateral Agent, each as amended, modified, supplemented or restated from time to time.

“Notes” has the meaning given the term is Section 2.6 hereof.

“Obligations” means all obligations now or hereafter owed to Banks by Borrower, whether related or unrelated to the Loans, the Standby Letters of Credit and/or the Bond Letters of Credit and Borrower’s reimbursement obligations hereunder, including, without limitation, amounts owed or to be owed under the terms of the Loan Documents and the Bond Documents, or arising out of the transactions described therein, including, without limitation, sums advanced to pay overdrafts on any account maintained by Borrower with Banks, reimbursement obligations for other outstanding letters of credit or banker’s acceptances issued for the account of Borrower or its Subsidiaries, amounts paid by Banks under letters of credit or drafts accepted by Banks for the account of Borrower or its Subsidiaries, together with all interest accruing thereon, all obligations, whether now existing or hereafter arising, under any Interest Rate Agreement, including any swap agreements as defined in 11 U.S.C. §101, as amended, between any Bank and Borrower whenever executed, all fees, all costs of collection, attorneys’ fees and expenses of or advances by Banks which Banks pay or incur in discharge of obligations of Borrower, whether such amounts are now due or hereafter become due, direct or indirect and whether such amounts due are from time to time reduced or entirely extinguished and thereafter re-incurred.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Patriot Act” means the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, U.S. Public Law 107-56, and the related regulations issued thereunder, including temporary regulations, all as amended from time to time.

“Permitted Debt” means (a) the Obligations; (b) Debt representing hedging liabilities owed to any Bank, if any; (c) Debt payable to suppliers and other trade creditors in the ordinary course of business on ordinary and customary trade terms and which is not past due; (d) Debt of any Subsidiary to Borrower or another Subsidiary; (e) endorsement of checks for collection in the ordinary course of business; (f) existing Debt not exceeding $750,000 in aggregate principal amount at any time outstanding incurred solely for the purpose of financing the acquisition or lease of equipment or real property, provided that such Debt is not for more than the purchase price of such equipment or real property and does not encumber property other than the purchased property; (g) purchase money Debt for financing the acquisition or lease of new equipment not to exceed $500,000 per year; (h) existing Debt for Capital Lease (Corporate Office facility Racetrack Road); (i) the Bonds; and (j) Liens for taxes and other statutory Liens, landlord Liens and similar Liens arising out of operation of law (provided they are subordinate to Collateral Agent’s Liens on the Collateral) so long as the obligations secured thereby are not past due or are being contested and the proceedings contesting such obligations have the effect of preventing the forfeiture or sale of the property subject to such Lien.

“Permitted Liens” means (a) Liens securing the Obligations; (b) Deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, social security and similar laws; (c) attachment, judgment and other similar non-tax Liens arising in connection with court proceedings but only if and for so long as (i) the execution or enforcement of such Liens is and continues to be effectively stayed and bonded on appeal, (ii) the validity and/or amount of the claims secured thereby are being actively contested in good faith by appropriate legal proceedings and (iii) such Liens do not, in the aggregate, materially detract from the value of the assets of the Person whose assets are subject to such Lien or materially impair the use thereof in the operation of such Person’s business; (d) Liens securing the Bonds; and (e) Liens securing Permitted Debt incurred solely for the purpose of financing the acquisition or lease of equipment or real property, provided that such Lien does not secure more than the purchase price of such equipment or real property and does not encumber property other than the purchased property.

“Person” means any natural person, corporation, unincorporated organization, trust, joint-stock company, joint venture, association, company, limited or general partnership, limited liability company, any government or any agency or political subdivision of any government, or any other entity or organization.

“Pledge Agreement” means any Pledge Agreement relating to the respective Bonds from Borrower to the applicable Bank, as amended, restated or supplemented from time to time.

“Prime Rate” means that rate announced by any Bank from time to time as its prime rate and is one of several interest rate bases used by any Bank. Each Bank lends at rates both above and below such Bank’s Prime Rate, and Borrower acknowledges that such Bank’s Prime Rate is not represented or intended to be the lowest or most favorable rate of interest offered by such Bank. The rate of each Bank’s Prime Rate as that rate may change from time to time with changes to occur on the date each Bank’s Prime Rate changes.

“Proceeds” means “proceeds” as defined in the Code from time to time.

“Regulated Materials” means any hazardous, toxic or dangerous waste, substance or material, the generation, handling, storage, disposal, treatment or emission of which is subject to any Environmental Law.

“Revolving Loan” has the meaning given the term in Section 2.5 hereof.

“Revolving Notes” have the meaning given the term in Section 2.6 hereof.

“Revolving Loan Period” means the period from and including the date of this Agreement to but not including the Revolving Loan Termination Date.

“Revolving Loan Termination Date” means June 21, 2008.

“Sanctioned Country” shall mean a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time.

“Sanctioned Person” shall mean (i) a person named on the list of “Specially Designated Nationals” or “Blocked Persons” maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Security Agreement” means this Agreement as it relates to a security interest in the Collateral, the Mortgages and any other mortgage, security agreement or similar instrument now or hereafter executed by Borrower or other Person granting Collateral Agent a security interest in any Collateral to secure the Obligations (including any arising under any Interest Rate Agreement).

“Solvent” means, as to any Person, that such Person has capital sufficient to carry on its business and transactions in which it is currently engaged and all business and transactions in which it is about to engage, is able to pay its debts as they mature, and has assets having a fair valuation greater than its liabilities, at fair valuation.

“Standby Letters of Credit” has the meaning given the term in Section 2.5 hereof.

“Stated Expiration Date” means (i) February 15, 2006, the expiration date of the Tennessee Letter of Credit, as such date may be extended pursuant to the terms of Section 2.13 hereof, and (ii) February 15, 2006, the expiration date of the California Letter of Credit, as such date may be extended pursuant to the terms of Section 2.13 hereof.

“Subsidiary” means any corporation, partnership or other entity in which Borrower, directly or indirectly, owns more than fifty percent (50%) of the stock, capital or income interests, or other beneficial interests, or which is effectively controlled by such Person.

“Tender Advance” has the meaning assigned to that term in Section 2.3 of this Agreement.

“Tender Draft” has the meaning assigned to that term in the applicable Bond Letter of Credit.

“Tennessee Bonds” has the meanings assigned to the term in the preamble hereto.

“Tennessee Letter of Credit” has the meanings assigned to the term in the preamble hereto.

“Termination Date” means, with respect to each Bond Letter of Credit, the last day a drawing is available under it.

“Trustee” means any Person or group of Persons at the time serving as trustee under the applicable Indenture.

“Unused Fee” has the meaning given the term is Section 2.8 (c) hereof.

1.2. Financial Terms. All financial terms used herein shall have the meanings assigned to them under GAAP unless another meaning shall be specified.

2. The Bond Letters of Credit and Loan Facility.

2.1. Bond Letters of Credit. Wachovia has issued and delivered each Bond Letter of Credit in favor of the applicable Trustee in substantially the form of Exhibit A-1 and A-2 attached hereto.

To the extent permitted with the consent of the California Bondholders, Borrower and Banks agree that LaSalle shall replace Wachovia as provider of the California Letter of Credit within ninety (90) days from the date hereof. Any annual fee or commission paid in advance to Wachovia relating to the California Letter of Credit shall be refunded to Borrower by Wachovia upon such substitution. In the event that such consent is not obtained or such replacement shall not occur within ninety (90) days, Wachovia shall continue to provide the California Letter of Credit. In no event shall the transfer of the California Letter of Credit alter that Maximum Revolving Loan Amounts applicable to Wachovia or LaSalle hereunder. Borrower agrees to pay Wachovia in its capacity as remarketing agent for the California Bonds a fee of $12,000 for structuring the California Letter of Credit substitution.

The applicable Bank agrees that any and all payments under each Bond Letter of Credit will be made with such Bank’s own funds.

2.2. Reimbursement and Other Payments. Except as otherwise provided in Section 2.3 below, Borrower shall pay to the applicable Bank:

(a) on or before 3:00 p.m. on the date that any amount is drawn under any Bond Letter of Credit, a sum (together with interest on such sum from the date such amount is drawn until the same is paid, at the rate per annum provided in clause (b) of this Section 2.2) equal to such amount so drawn under any such Bond Letter of Credit;

(b) on demand, interest on any and all amounts remaining unpaid by Borrower when due hereunder from the date such amounts become due until payment thereof in full, at a fluctuating interest rate per annum equal at all times to the lesser of the Prime Rate plus two percent (2%) or the highest lawful rate permitted by applicable law, provided, after an Event of Default, interest shall accrue at the Default Rate;

(c) within 10 days of demand by such Bank, any and all reasonable expenses actually incurred by such Bank in enforcing any rights under this Agreement and the other Loan Documents; and

(d) within 10 days of demand by such Bank all charges, commissions, costs and expenses set forth in Sections 2.4, 2.15 and 11.3 hereof.

2.3. Tender Advances.

(a) If any Bank shall make any payment of that portion of the purchase price corresponding to principal and interest of the any series of Bonds drawn under any Bond Letter of Credit pursuant to an applicable Tender Draft and the conditions set forth in Section 3.3 shall have been fulfilled, such payment shall constitute a tender advance made by such Bank to Borrower on the date and in the amount of such payment (a “Tender Advance”); provided that if the conditions of said Section 3.3 have not been fulfilled, the amount so drawn pursuant to the Tender Draft shall be payable in accordance with the terms of Section 2.2(a) above. Notwithstanding any other provision hereof, Borrower shall repay the unpaid amount of each Tender Advance, together with all unpaid interest thereon, on the earlier to occur of: (i) such date as any such Bonds purchased pursuant to a Tender Draft are resold as provided in paragraph 2.3(d) hereof; (ii) on the date one year following the date of such Tender Advance; or (iii) the Termination Date. Borrower may prepay the outstanding amount of any Tender Advance in whole or in part, together with accrued interest to the date of such prepayment on the amount prepaid.

(b) Borrower shall pay interest on the unpaid amount of each Tender Advance from the date of such Tender Advance until such amount is paid in full, payable monthly, in arrears, on the first day of each month during the term of each Tender Advance and on the date such amount is paid in full, at a fluctuating interest rate per annum in effect from time to time equal to the Prime Rate, provided that the unpaid amount of any Tender Advance which is not paid when due shall bear interest at the Default Rate, payable on demand and on the date such amount is paid in full.

(c) Pursuant to the applicable Pledge Agreement, Borrower has agreed that, in accordance with the terms of the applicable Indenture, the applicable Bonds purchased with proceeds of any Tender Draft shall be delivered by the Tender Agent to the applicable Bank or its designee to be held by such Bank (or its designee) in pledge as collateral securing Borrower’s payment obligations to such Bank hereunder. Such Bonds so delivered to such Bank (or its designee) shall be registered in the name of Borrower, as provided for in Section 3 of the respective Pledge Agreement.

(d) Prior to or simultaneously with the resale of any Pledged Bonds, Borrower shall prepay the then outstanding Tender Advances (in the order in which they were made) by paying to the applicable Bank an amount equal to the sum of (A) the amounts advanced by such Bank pursuant to the corresponding Tender Drafts relating to such Bonds, plus (B) the aggregate amount of accrued and unpaid interest on such Tender Advances. Such payment shall be applied by such Bank in reimbursement of such drawings (and as prepayment of Tender Advances resulting from such drawings in the manner described above), and, upon receipt by such Bank of a certificate completed and signed by the applicable Trustee in substantially the form of Annex F to the applicable Bond Letter of Credit, Borrower irrevocably authorizes such Bank to rely on such certificate and to reinstate such Bond Letter of Credit in accordance therewith. Funds held by the applicable Tender Agent as a result of sales of such Pledged Bonds by the applicable Remarketing Agent shall be paid to such Bank by such Tender Agent to be applied to the amounts owing by Borrower to such Bank pursuant to this paragraph (d). Upon payment to the applicable Bank of the amount of such Tender Advance to be prepaid, together with accrued interest on such Tender Advance to the date of such prepayment on the amount to be prepaid, the principal amount outstanding of such Tender Advances shall be reduced by the amount of such prepayment and interest shall cease to accrue on the amount prepaid.

(e) Nothing herein shall affect any of Borrower’s obligations under any Interest Rate Agreement, including Borrower’s obligation to pay breakage fees, if any, as described therein.

2.4. Bond Letter of Credit Commission and Fees.

(a) Borrower shall pay to the applicable Bank a fee or commission at the rate of 1.50% per annum on the amount available to be drawn under each Bond Letter of Credit (computed on the date that such commission is payable) from and including the date of issuance of such Bond Letter of Credit until its Termination Date, payable annually in advance on February 16 of each year commencing February 16, 2006; provided, the unearned portion of such fee shall be subject to rebate by such Bank if such Bond Letter of Credit ceases to be outstanding other than as a result of an Event of Default or Default, payment of the Bonds or any other action of Borrower which causes such Bond Letter of Credit to be terminated.

(b) Borrower shall pay to the applicable Bank, upon transfer of any Bond Letter of Credit in accordance with its terms, a transfer fee of $1,000.

(c) Borrower shall pay to the applicable Bank annually in advance a drawing fee of $1,200 representing a monthly drawing fee of $100 per draw.

2.5. Loans.

(i) Each Bank agrees, on the terms and conditions set forth in this Agreement, to make Advances (including issuing Standby Letters of Credit) to or for Borrower from time to time during the Revolving Loan Period in amounts such that the aggregate principal amount of Advances (including the face amount of any Standby Letters of Credit and the face amount of the Bond Letters of Credit issued by such Bank) at any one time outstanding will not exceed the applicable Maximum Revolving Loan Amounts (each a “Revolving Loan” and collectively, the “Loans”). Within the foregoing limit, Borrower may borrow, prepay and reborrow Advances at any time during the Revolving Loan Period.

(ii) At its discretion each Bank may from time to time issue, extend or renew standby trade and/or commercial letters of credit (“Standby Letters of Credit”) for the account of Borrower or its Subsidiaries; provided, the stated expiration date thereof shall not be later than the Revolving Loan Termination Date. The availability of Advances under the Revolving Loan shall be reduced by outstanding obligations of any Bank under any Standby Letters of Credit. All payments made by any Bank under any such Standby Letters of Credit (whether or not Borrower is the account party) and all fees, commissions, discounts and other amounts owed or to be owed to such Bank in connection therewith, shall be deemed to be Advances under the applicable Revolving Note, and shall be repaid on demand, or until demand is made, in accordance with the applicable Revolving Note. Borrower shall complete and sign such applications and supplemental agreements and provide such other documentation as Banks may require. The form and substance of all letters of credit and acceptances, including expiration dates, shall be subject to each Bank’s approval. Banks may charge a fee or commission for issuance, renewal or extension of a Standby Letters of Credit, such fee to be the Applicable Margin. Borrower unconditionally guarantees all obligations of any Subsidiary with respect to Standby Letters of Credit issued by such Bank for the account of such Subsidiary. Upon a Default, Borrower shall, on demand, deliver to Banks good funds equal to 100% of Banks’ maximum liability under all outstanding Standby Letters of Credit, to be held as cash collateral for Borrower’s reimbursement obligations with respect to the Standby Letters of Credit and other Obligations. Any Standby Letters of Credit issued hereunder shall be governed by the International Standby Practices (1998) of the Institute of International Banking Law & Practice, International Chamber of Commerce Publication No. 590 (“ISP98”), as revised from time to time, except to the extent that the terms of such publication would limit or diminish rights granted to Banks hereunder or in any other Loan Document.

2.6. Promissory Notes. The Loans shall be evidenced by and payable in accordance with the terms of two promissory notes in the aggregate face amount of the applicable Maximum Revolving Loan Amounts dated of even date herewith (as amended, modified, supplemented, restated or renewed from time to time, the “Revolving Notes” or “Notes”).

2.7. Repayment of Loans. Each Revolving Loan shall be repayable in accordance with the terms hereof and of the applicable Revolving Note. To the extent that the aggregate amount of all Advances (including the face amount of all outstanding Standby Letters of Credit) exceeds the Maximum Revolving Loan Amounts, the amount of such excess will be paid immediately to the applicable Banks upon such Bank’s demand.

2.8. Loan Fees.

(a) Borrower shall have paid to Wachovia by the date hereof a commitment fee for the applicable Revolving Loan in the amount of $42,500.00, which fee has been fully earned by Wachovia and is non-refundable in its entirety.

(b) Borrower shall have paid to LaSalle by the date hereof a commitment fee for the applicable Revolving Loan in the amount of $32,500.00, which fee has been fully earned by LaSalle and is non-refundable in its entirety.

(c) Borrower shall have paid to Banks by the date hereof a commitment fee for a term loan in an amount not to exceed $4,875,000 for Borrower’s corporate purposes, regardless of when or if borrowed, in the amount of $12,187.50, which fee has been fully earned by [Banks] and is non-refundable in its entirety.

(d) Borrower shall pay to Wachovia a fee (the “Unused Fee”) with respect to the applicable Revolving Loan for each day at a rate per annum equal to the product of (i) the Applicable Margin multiplied by (ii) the difference between (A) the applicable Maximum Revolving Loan Amounts and (B) the aggregate outstanding amount of Advances (inclusive of Standby Letters of Credit) under such Revolving Loan on such day, payable quarterly on the first day of each calendar quarter with respect to the immediately preceding quarter.

(e) Borrower shall pay to LaSalle the Unused Fee with respect to the applicable Revolving Loan for each day at a rate per annum equal to the product of (i) the Applicable Margin multiplied by (ii) the difference between (A) the applicable Maximum Revolving Loan Amounts and (B) the aggregate outstanding amount of Advances (inclusive of Standby Letters of Credit) under such Revolving Loan on such day, payable quarterly on the first day of each calendar quarter with respect to the immediately preceding quarter.

2.9. Overdue Amounts; Late Payment Fees.

(a) Any payments not made as and when due shall bear interest from the date due until paid at the Default Rate, in each Bank’s discretion. Additionally, the fee payable under Section 2.4(a) hereof may be increased by any Bank in its sole discretion by 3.00% (to 4.25% per annum), effective as of the date of any Default or Event of Default and continuing for so long as such Default or Event of Default continues, with such additional fee payable monthly in arrears, on the last day of each month.

(b) In addition to the Default Rate, if any payments are not timely made, Borrower shall also pay to each Bank a late charge equal to 5% of each payment past due for 10 or more days. Borrower acknowledges that the late charge imposed herein represents a reasonable estimate of the expenses of each Bank incurred because of such lateness. Acceptance by each Bank of any late payment without an accompanying late charge shall not be deemed a waiver of such Bank’s right to collect such late charge or to collect a late charge for any subsequent late payment received.

2.10. Computation. All payments of interest, commission and other charges under this Agreement shall be computed on the per annum basis of a year of 360 days and calculated for the actual number of days elapsed.

2.11. Payment Procedure. All payments made by Borrower under this Agreement shall be made to any Bank in lawful currency of the United States of America and in immediately available funds at each Bank’s Primary Office before 2:00 p.m. (Eastern time) on the date when due, except for payments made pursuant to Section 2.2(a).

2.12. Business Days. If the date for any payment hereunder falls on a day which is not a Business Day, then for all purposes of this Agreement and the other Loan Documents, the same shall be deemed to have fallen on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payments of interest or commission, as the case may be.

2.13. Extension of Stated Expiration Date. The Stated Expiration Date for each Bond Letter of Credit shall be extended for successive one-year terms, which shall terminate on the anniversary of the then effective expiration date of each such Bond Letter of Credit, unless the applicable Bank provides written notice at least 90 days prior to the then effective expiration date of its election not to renew such Letter(s) of Credit.

2.14. Statement of Account. If any Bank provides Borrower with a statement of account on a periodic basis, such statement will be presumed complete and accurate and will be definitive and binding on Borrower, unless objected to with specificity by Borrower in writing within forty-five (45) days after receipt.

2.15. Increased Costs; Reduced Returns.

(a) If after the date hereof, a Change of Law or compliance by any Bank with any request or directive (whether or not having the force of law) of any Authority either: (i) shall subject such Bank to any tax, duty or other charge with respect to any Loan, Standby Letter of Credit, Bond Letter of Credit or its obligations hereunder, or shall change the basis of taxation of payments to such Bank of the principal of or interest on any Loan, Standby Letter of Credit, Bond Letter of Credit or its obligations hereunder or any other amounts due under this Agreement or the other Loan Documents in respect of any Loan, Standby Letter of Credit, Bond Letter of Credit or the obligations hereunder (except for changes in the rate of tax on the overall net income of such Bank imposed by the jurisdiction in which such Bank’s principal executive office is located); or (ii) shall impose, modify or deem applicable any reserve, special deposit insurance or similar requirement (including, without limitation, any such requirements imposed by the Board of Governors of the Federal Reserve System) against assets of, deposits with or for the account of, or credit extended by, such Bank; or (iii) shall impose on Bank any other similar condition affecting such Loan, Standby Letter of Credit, Bond Letter of Credit or its obligations hereunder; and the result of any of the foregoing is to increase the cost to such Bank of making or maintaining such Loan, Standby Letter of Credit, Bond Letter of Credit or its obligations hereunder, or to reduce the amount received or receivable by such Bank under this Agreement, under such Loan, Standby Letter of Credit, Bond Letter of Credit or hereunder or under the other Loan Documents with respect thereto, by an amount deemed by such Bank to be material, then, within fifteen (15) days after demand by such Bank, Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

(b) If any Bank shall have determined that after the date hereof the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof, or compliance by such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any Authority, has or would have the effect of reducing the rate of return on such Bank’s capital as a consequence of its obligations with respect to such adoption, change or compliance (taking into consideration such Bank’s policies with respect to capital adequacy), by an amount deemed by such Bank to be material, then from time to time, within fifteen (15) days after demand by such Bank, Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction.

(c) Each Bank will promptly notify Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section. A certificate of such Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

2.16. Obligations Absolute. The obligations of Borrower under this Agreement shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances:

(a) any lack of validity or enforceability of any Bond Letter of Credit, the Bonds, any of the other Bond Documents, any of the Loan Documents or any other agreement or instrument related thereto;

(b) any amendment or waiver of or any consent to departure from the terms of any Bond Letter of Credit, the Bonds, any of the other Bond Documents, any of the Loan Documents or any other agreement or instrument related thereto;

(c) the existence of any claim, setoff, defense or other right which Borrower may have at any time against the applicable Trustee, any beneficiary or any transferee of any Bond Letter of Credit (or any Person for whom such Trustee, any such beneficiary or any such transferee may be acting), Banks or any other Person, whether in connection with this Agreement, the Loan Documents, each Bond Letter of Credit, the Bond Documents or any unrelated transaction;

(d) any statement, draft or other document presented under any Bond Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect, or any statement therein being untrue or inaccurate in any respect whatsoever, provided the Company shall be under no obligation to make any payment hereunder resulting from any Bank’s gross negligence in accepting any such forged or fraudulent draft or document; or

(e) the surrender or impairment of any security for the performance or observance of any of the terms of this Agreement, or any of the other Loan Documents.

3. Conditions Precedent; Tender Advances; Change of Interest Rate Modes; Revolving Loan Advances.

3.1. Conditions Precedent. In addition to any other requirement set forth in this Agreement, Banks will not make the initial Advance under the Revolving Loan unless and until the following conditions shall have been satisfied:

(a) Loan Documents. Borrower and each other party to any Loan Document, as applicable, shall have executed and delivered this Agreement, the Revolving Notes and other required Loan Documents, all in form and substance satisfactory to Banks.

(b) Supporting Documents. Borrower shall cause to be delivered to Banks the following documents:

(i) A copy of the governing instruments of Borrower and its Subsidiaries, and a good standing certificate of Borrower and Subsidiaries, certified by the appropriate official of its state of incorporation, if different;

(ii) Incumbency certificate and certified resolutions of the board of directors (or other appropriate Persons) of Borrower and each other Person executing any Loan Documents, signed by the Secretary or another authorized officer of Borrower or such other Person, authorizing the execution, delivery and performance of the Loan Documents;

(iii) The legal opinion of Borrower’s legal counsel addressed to Banks regarding such matters as Banks and their counsel may request;

(iv) UCC searches and other Lien searches showing no existing security interests in or Liens on the Borrower’s or its Subsidiaries’ assets, other than Permitted Liens.

(c) Insurance. Borrower shall have delivered to Banks satisfactory evidence of insurance meeting the requirements of Section 5.3.

(d) Perfection of Liens. UCC-1 financing statements covering the Collateral shall duly have been recorded or filed in the manner and places required by law to establish, preserve, protect and perfect the interests and rights created or intended to be created by this Agreement; and all taxes, fees and other charges in connection with the execution, delivery and filing of the financing statements shall duly have been paid.

(e) Payment of Fees. Borrower shall have paid all fees, costs and expenses as required by the Loan Documents in connection with the Closing.

(f) Additional Documents. Borrower shall have delivered to Banks all additional opinions, documents, certificates and other assurances that Banks or their counsel may require.

3.2. Conditions Precedent to Each Revolving Loan Advance. The following conditions, in addition to any other requirements set forth in this Agreement, shall have been met or performed by the Advance Date with respect to any request for an Advance and each request for an Advance (whether or not a written Advance request is required) shall be deemed to be a representation that all such conditions have been satisfied:

(a) Advance Request. Borrower shall have delivered to the applicable Bank a request for an Advance and such other information as may be reasonably required by the applicable Bank.

(b) No Default. No Default or Event of Default shall have occurred and be continuing or could occur upon the making of the Advance in question and, if Borrower is required to deliver a written Advance request, Borrower shall have delivered to such Bank an officer’s certificate to such effect, which may be incorporated in the Advance request.

(c) Correctness of Representations. All representations and warranties made by Borrower herein or otherwise in writing in connection herewith shall be true and correct in all material respects with the same effect as though the representations and warranties had been made on and as of the proposed Advance Date, and, if Borrower is required to deliver a written Advance Request, Borrower shall have delivered to the applicable Bank an officer’s certificate to such effect, which may be incorporated in the Advance request.

(d) No Adverse Change. There shall have been no change which is reasonably likely to have a Material Adverse Effect on the condition, financial or otherwise, of Borrower or any Subsidiary from such condition as it existed on the date of the most recent financial statements of such Person delivered prior to date hereof.

(e) Limitations Not Exceeded. The proposed Advance shall not cause the outstanding principal balance of each Revolving Loan to exceed the applicable Maximum Revolving Loan Amounts.

(f) Further Assurances. Borrower shall have delivered such further documentation or assurances as Banks may reasonably require.

3.3. Conditions Precedent to Each Tender Advance. Each payment made by the applicable Bank under any Bond Letter of Credit pursuant to a Tender Draft shall constitute a Tender Advance hereunder only if on the date of such payment the following statements shall be true:

(a) No Default. No Default or Event of Default then exists or would be caused by the making of such Tender Advance, and the applicable Bank shall have received a certificate signed by an authorized officer of Borrower, dated the date of the Tender Advance, to that effect;

(b) Correctness of Representations. The representations and warranties contained in Article 4 of this Agreement, the Bond Documents and in the Loan Documents are correct in all material respects on and as of the date of such Tender Advance as though made on and as of such date, and applicable Bank shall have received a certificate signed by an authorized officer of Borrower, dated the date of the Tender Advance, to that effect;

(c) No Adverse Change. There shall have been no change which could have a Material Adverse Effect on the condition, financial or otherwise, of Borrower or any Subsidiary from such condition as it existed on the date of the most recent financial statements of such Person delivered prior to date hereof, and applicable Bank shall have received a certificate signed by an authorized officer of Borrower, dated the date of the Tender Advance, to that effect; and

(d) Further Assurances. Borrower shall have delivered such further documentation or assurances as the applicable Bank may reasonably require. Unless Borrower shall have previously advised such Bank in writing or such Bank has actual knowledge that one or more of the above statements is no longer true (in which case Borrower shall not be entitled to a Tender Advance), Borrower shall be deemed to have represented and warranted, on the date of payment by such Bank under the applicable Bond Letter of Credit pursuant to a Tender Draft, that on the date of such payment the above statements are true and correct.

3.4. Changes in Interest Rate Modes. Borrower shall not convert the interest rate mode on any series of Bonds to a different interest rate mode without the written consent of the applicable Bank, which may be granted or withheld in its sole discretion.

4. Representations and Warranties. In order to induce Banks to enter into this Agreement, Borrower hereby represents and warrants (all of which shall survive the execution and delivery of the Loan Documents and all of which shall be deemed made as of the date hereof and as of the date of each Tender Advance), on behalf of Borrower (and each of its Subsidiaries to the extent applicable), that:

4.1. Valid Existence and Power. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified or licensed to transact business in all places where the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on it; and Borrower and each other Person which is a party to any Loan Document or Bond Document (other than Banks) has the power to make and perform the Loan Documents and Bond Documents executed by it, and all such instruments will constitute the legal, valid and binding obligations of such Person, enforceable in accordance with their respective terms, subject only to bankruptcy and similar laws affecting creditors’ rights generally.

4.2. Authority. The execution, delivery and performance thereof by Borrower and each other Person (other than Banks) executing any Loan Document or Bond Document have been duly authorized by all necessary action of such Person, and do not and will not violate any provision of law or regulation, or any writ, order or decree of any court or Authority or any provision of the governing instruments of such Person, and do not and will not, with the passage of time or the giving of notice, result in a breach of, or constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of such Person pursuant to, any law, regulation, instrument or agreement to which any such Person is a party or by which any such Person or its respective properties may be subject, bound or affected.

4.3. Financial Condition. Other than as disclosed in financial statements delivered on or prior to the date hereof to Banks, neither Borrower nor (to its knowledge) any Guarantor has any direct or contingent obligations or liabilities (including any guarantees or leases) or any unrealized or anticipated losses from any commitments of such Person which could reasonably be expected to have a Material Adverse Effect; all such financial statements have been prepared in accordance with GAAP and fairly present the financial condition of Borrower, Subsidiary (if applicable) or Guarantor, as the case may be, as of the date thereof; and it is not aware of any adverse fact (other than facts which are generally available to the public and not particular to it, such as general economic or industry trends) concerning its financial or business condition or future prospects or any Subsidiary or any Guarantor which could reasonably be expected to have a Material Adverse Effect and which has not been fully disclosed to Banks, including any adverse change in the operations or financial condition of such Person since the date of the most recent financial statements delivered to Banks; and it is Solvent, and after consummation of the transactions set forth in this Agreement and the other Loan Documents and Bond Documents, it will be Solvent.

4.4. Litigation. Except as disclosed on Exhibit 4.4 (if any), there are no suits or proceedings pending, or to its knowledge threatened, before any court or by or before any governmental or regulatory authority, commission, bureau or agency or public regulatory body against or affecting it, any Subsidiary or (to its knowledge) any Guarantor, or their assets, which if adversely determined would have a Material Adverse Effect.

4.5. Agreements, Etc. Borrower is not a party to any agreement or instrument or subject to any court order, governmental decree or any charter or other corporate restriction, adversely affecting its business, assets, operations or condition (financial or otherwise), nor is any such Person in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any agreement or instrument to which it is a party, or any law, regulation, decree, order or the like, which default is reasonably likely to have a Material Adverse Effect.

4.6. Authorizations. All authorizations, consents, approvals and licenses required under applicable law or regulation for the ownership or operation of the property owned or operated by Borrower or for the conduct of any business in which it is engaged have been duly issued and are in full force and effect, and Borrower is not in default, nor has any event occurred which with the passage of time or the giving of notice, or both, would constitute a default, under any of the terms or provisions of any part thereof, or under any order, decree, ruling, regulation, closing agreement or other decision or instrument of any Authority having jurisdiction over such Person, which default could reasonably be expected to have a Material Adverse Effect. Except as noted herein, no approval, consent or authorization of, or filing or registration with, any Authority or agency is required with respect to the execution, delivery or performance of any Loan Document or Bond Document.

4.7. Title. Borrower has good title to all of the assets shown in its financial statements free and clear of all Liens, except Permitted Liens. Borrower alone has full ownership rights in all Collateral.

4.8. Collateral. The security interests granted to Banks herein and pursuant to any other Security Agreement (a) constitute and, as to subsequently acquired property included in the Collateral covered by the Security Agreement, will constitute, security interests under the Code entitled to all of the rights, benefits and priorities provided by the Code and (b) are, and as to such subsequently acquired Collateral will be, fully perfected, superior and prior to the rights of all third persons, now existing or hereafter arising, subject only to Permitted Liens; and all of the Collateral is intended for use solely in its business.

4.9. Location. The jurisdiction in which Borrower is organized, existing and in good standing, the chief executive office where its business records are located, all of its other places of business and any other places where any Collateral is kept, are all located at the addresses indicated on Exhibit 4.9; the Collateral is located and shall at all times be kept and maintained only at its location or locations as described on Exhibit 4.9 herein; and no such Collateral is attached or affixed to any real property so as to be classified as a fixture unless Bank has otherwise agreed in writing.

4.10. Taxes. Borrower has filed all federal and state income and other tax returns which are required to be filed, and have paid all taxes as shown on said returns and all taxes, including withholding, FICA and ad valorem taxes, shown on all assessments received by it to the extent that such taxes have become due; and neither it nor any Subsidiary is subject to any federal, state or local tax Liens nor has such Person received any notice of deficiency or other official notice to pay any taxes; and it and each Subsidiary have paid all sales and excise taxes payable by it.

4.11. Labor Law Matters. No goods or services have been or will be produced by Borrower in violation of any applicable labor laws or regulations or any collective bargaining agreement or other labor agreements or in violation of any minimum wage, wage-and-hour or other similar laws or regulations.

4.12. Accounts. Each Account, Instrument, Chattel Paper and other writing constituting any portion of the Collateral (a) is genuine and enforceable in accordance with its terms except for such limits thereon arising from bankruptcy and similar laws relating to creditors’ rights; (b) is not subject to any deduction or discount (other than as stated in the invoice), defense, set off, claim or counterclaim of a material nature against it except as to which it has notified Banks in writing; (c) is not subject to any other circumstances that would impair the validity, enforceability or amount of such Collateral except as to which it has notified Banks in writing; (d) arises from a bona fide sale of goods or delivery of services in the ordinary course and in accordance with the terms and conditions of any applicable purchase order, contract or agreement; (e) is free of all Liens other than Permitted Liens; and (f) is for a liquidated amount maturing as stated in the invoice therefor.

4.13. Judgment Liens. Borrower or any of its assets, are not subject to any unpaid judgments (whether or not stayed) or any judgment liens in any jurisdiction.

4.14. Subsidiaries. Borrower has no Subsidiaries as shown on Exhibit 4.14 hereto.

4.15. Environmental. Except as disclosed on Exhibit 4.15 hereto, and except for ordinary and customary amounts of solvents, cleaners and similar materials used in the ordinary course of its business and in strict compliance with all Environmental Laws, neither Borrower, nor to its best knowledge any other previous owner or operator of any real property currently owned or operated by it, has generated, stored or disposed of any Regulated Material on any portion of such property, or transferred any Regulated Material from such property to any other location in violation of any applicable Environmental Laws; except as disclosed on Exhibit 4.15 hereto no Regulated Material has been generated, stored or disposed of on any portion of the real property currently owned or operated by Borrower by any other Person, or is now located on such property; and, except as disclosed on Exhibit 4.15 hereto, it is in full compliance with all applicable Environmental Laws and it has not been notified of any action, suit, proceeding or investigation which calls into question compliance by it with any Environmental Laws or which seeks to suspend, revoke or terminate any license, permit or approval necessary for the generation, handling, storage, treatment or disposal of any Regulated Material.

4.16. ERISA. Borrower has no unfunded liabilities with respect to any pension, profit-sharing or other benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

4.17. Investment Company Act. Borrower is not an “investment company” as defined in the Investment Company Act of 1940, as amended.

4.18. Names. Borrower currently conducts all business only under its legal name as set forth above in the introductory section of this Agreement; except as disclosed on Exhibit 4.18, during the preceding five (5) years it has not (i) been known as or used any other corporate, fictitious or trade name, (ii) been the surviving entity of a merger or consolidation or (iii) acquired all or substantially all of the assets of any Person.

4.19. Intellectual Property. As disclosed on Exhibit 4.19, Borrower possess all licenses, certificates, franchises, permits and other authorizations from governmental and political subdivisions or regulatory authorities, and all patents, trademarks, service marks, trade names, copyrights, franchises, licenses and other rights that are necessary for ownership, maintenance and operation of any of their respective material Properties and assets, and Borrower is not in violation of any thereof, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, and, in any event, Borrower possess all intellectual property rights necessary for the ownership, operation and development of its (or their) business as conducted, or contemplated to be conducted, by Borrower.

4.20. Insider. Borrower is not, and no Person having “control” (as that term is defined in 12 U.S.C. § 375(b)(5) or in regulations promulgated pursuant thereto) of it is, an “executive officer,” “director,” or “principal shareholder” (as those terms are defined in 12 U.S.C. § 375(b) or in regulations promulgated pursuant thereto) of any Bank, of a bank holding company of which any Bank is a subsidiary, or of any subsidiary of a bank holding company of which any Bank is a subsidiary.

4.21. Compliance with Covenants; No Default. Borrower is, and upon execution and delivery of this Agreement and the related Loan Documents will be, in compliance with all of the covenants hereof; and no Default or Event of Default has occurred, and the execution, delivery and performance of this Agreement and the related Loan Documents will not cause a Default or Event of Default.

4.22. Full Disclosure. There is no material fact which is known or which should be known by Borrower that Borrower has not disclosed to Banks which is reasonably likely to have a Material Adverse Effect; and no Loan Document, nor any agreement, document, certificate or statement delivered by it to Banks, contains any untrue statement of a material fact or omits to state any material fact which is known or which should be known by it necessary to keep the other statements from being misleading.

4.23. Sanctioned Persons; Sanctioned Countries. Neither Borrower nor any of its Affiliates, nor any Guarantor, (i) is a Sanctioned Person, (ii) has more than 15% of its assets in Sanctioned Countries, or (iii) derives more than 15% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries, and the proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

5. Affirmative Covenants. Unless Banks otherwise consent to in writing and such consent not to be unreasonably withheld, Borrower covenants and agrees that from the date hereof and until payment in full of the Obligations and the formal termination of this Agreement, Borrower (and each Subsidiary to the extent applicable):

5.1. Use of Loan Proceeds. Shall use the proceeds of the Loans only for working capital to be used in the operation of its business and, to the extent not in violation of this Agreement, for capital expenditures and repurchases of Borrower’s stock (so long as such use shall not cause a violation of Section 7 of this Agreement and no Event of Default shall exist), and shall furnish Banks all evidence that it may reasonably require with respect to such use.

5.2. Maintenance of Business and Properties. Shall at all times maintain, preserve and protect all Collateral and the remainder of its material property used or useful in the conduct of its business, and keep the same in good repair, working order and condition, and from time to time make, or cause to be made, all material needful and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be conducted properly and in accordance with standards generally accepted in businesses of a similar type and size at all times, and maintain and keep in full force and effect all licenses and permits necessary to the proper conduct of its business.

5.3. Insurance. Shall maintain such liability insurance, workers’ compensation insurance, business interruption insurance and casualty insurance as may be required by law, customary and usual for prudent businesses in its industry or as may be reasonably required by Banks and shall insure and keep insured all of its material properties in good and responsible insurance companies satisfactory to Banks. All hazard insurance covering Collateral shall be in amounts and shall contain co-insurance and deductible provisions approved by Agent, shall name and directly insure Agent as secured party and loss payee under a long-form New York standard loss payee clause acceptable to Agent, or its equivalent, and shall not be terminable except upon thirty (30) days’ written notice to Agent. Borrower shall furnish to Agent copies of all such policies.

5.4. Notice of Default. Shall provide to Banks immediate notice of (a) the occurrence of a Default or Event of Default and what action (if any) it is taking to correct the same, (b) any material litigation or material changes in existing litigation or any judgment against it or its assets, (c) any damage or loss to property that could reasonably be expected to have a Material Adverse Effect, (d) any notice from taxing authorities as to claimed material deficiencies or any tax lien or any notice relating to alleged ERISA violations, (e) any Reportable Event, as defined in ERISA, (f) any rejection, return, offset, dispute, loss or other circumstance that could reasonably be expected to have a Material Adverse Effect, (g) the cancellation or termination of, or any default under, any agreement to which it is a party or by which any of its properties are bound, which cancellation or termination could reasonably be expected to have a Material Adverse Effect, or any acceleration of the maturity of any of its

Debt; and (h) any loss or threatened loss of licenses or permits, which loss could reasonably be expected to have a Material Adverse Effect.

5.5. Inspections. Shall permit inspections of the Collateral and its records, at such times and in such manner as may be reasonably required by Banks and shall further permit such inspections, reviews and examinations of its other records and its properties (with such reasonable frequency and at such reasonable times as Banks may desire) by Banks as Banks may deem necessary or desirable from time to time. The cost of any such examinations, reviews, verifications and inspections shall be borne by Borrower.

5.6. Financial Information. Shall maintain books and records in accordance with GAAP and shall furnish to Banks the following periodic financial information:

(a) Interim Statements. Within forty five (45) days after the end of each fiscal quarter, Borrower’s consolidated and consolidating (to the extent applicable) unaudited balance sheet at the end of that period and its consolidated and consolidating (to the extent applicable) income statement and statement of cash flows for that period (and for the portion of the fiscal year ending with such period), together with all supporting schedules, setting forth in comparative form the figures for the same period of the preceding fiscal year, and certified by its chief financial officer as true and correct and fairly representing its and its Subsidiaries financial condition and that such statements are prepared in accordance with GAAP, except without footnotes and subject to normal year-end audit adjustments;

(b) Annual Statement. Within ninety (90) days after the end of each fiscal year, Borrower’s audited financial statements containing a consolidated and consolidating (to the extent applicable) balance sheet at the end of that period and a consolidated and consolidating (to the extent applicable) income statement and statement of cash flows for that period, setting forth in comparative form the figures for the preceding fiscal year, together with all supporting schedules and footnotes, and containing an audit opinion (in compliance with rules and regulations promulgated by the Securities and Exchange Commission and acceptable to Banks) of independent certified public accountants (acceptable to Banks) that the financial statements were prepared in accordance with GAAP;

(c) Officer’s Certificates. Together with each report required by Subsection (a) and (b), a certificate of Borrower’s president or chief financial officer that no Default or Event of Default then exists or if a Default or Event of Default exists, the nature and duration thereof and its intention with respect thereto;

(d) Auditor’s Management Letters. Promptly upon receipt thereof, copies of each report submitted to it by independent public accountants in connection with any annual, interim or special audit made by them of its books including, without limitation, each report submitted to it concerning its accounting practices and systems and any final comment letter submitted by such accountants to management in connection with its annual audit;

(e) Operating Budget and Cash Flow Projections. As soon as practicable and in any event not later than 30 days subsequent to the end of each fiscal year, in an annual operating budget together with annual cash flow projections of the Borrower and its Subsidiaries for the upcoming fiscal year, each in form and substance reasonably satisfactory to the Banks.

(f) Shareholder/SEC Communications. Promptly after filing or mailing, copies of all periodic or special reports, proxy statements and other reports to and communications with the Securities and Exchange Commission, any stock exchange and the Shareholders of the Borrower.

(g) Other Information. Such other information reasonably requested by Banks from time to time concerning its business, properties or financial condition.

5.7. Maintenance of Existence and Rights. Shall preserve and maintain its corporate existence, authorities to transact business, rights and franchises, trade names, patents, trademarks and permits necessary to the conduct of its business.

5.8. Payment of Taxes, Etc. Shall pay before delinquent all of its Debts and taxes, except that Banks shall not unreasonably withhold its consent to nonpayment of taxes being actively contested in accordance with law (provided that Banks may require bonding or other assurances).

5.9. Subordination. Shall cause all Debt and other obligations now or hereafter owed to any Affiliate to be subordinated in right of payment and security to the Obligations in accordance with subordination agreements satisfactory to Banks.

5.10. Compliance; Hazardous Materials. Shall strictly comply with all laws, regulations, ordinances and other legal requirements, specifically including, without limitation, ERISA, all securities laws and all laws relating to hazardous materials and the environment; and unless approved in writing by Banks, it shall not engage in the storage, manufacture, disposition, processing, handling, use or transportation of any hazardous or toxic materials, whether or not in compliance with applicable laws and regulations, except for ordinary and customary amounts of solvents, cleaners and similar materials used in the ordinary course of Borrower’s business and in strict compliance with all applicable Environmental Laws.

5.11. Compliance with Assignment Laws. Shall if required by Banks comply with the Federal Assignment of Claims Act and any other applicable law relating to assignment of government contracts.

5.12. Further Assurances. Shall take such further action and provide to Banks such further assurances as may be reasonably requested to ensure compliance with the intent of this Agreement and the other Loan Documents.

5.13. Covenants Regarding Collateral. Shall, regarding the Collateral:

(a) use the Collateral only in the ordinary course of its business and will not permit the Collateral to be used in violation of any applicable law or policy of insurance;

(b) as agent for Banks, will defend the Collateral against all claims and demands of all Persons, except for Permitted Liens;

(c) at Banks’ request, obtain and deliver to Banks such waivers as Banks may require waiving the landlord’s, mortgagee’s or other lienholder’s enforcement rights against the Collateral and assuring Banks’ access to the Collateral in exercise of its rights hereunder;

(d) promptly deliver to Banks all promissory notes, drafts, trade acceptances, chattel paper, instruments or documents of title which are Collateral, appropriately endorsed to Banks’ order; and

(e) except for sales of (1) Inventory in the ordinary course of business and (2) Equipment which is (x) not deemed obsolete and valueless (other than salvage value) in an annual aggregate amount not to exceed $250,000 or (y) deemed obsolete, not sell, assign, lease, transfer, pledge, hypothecate or otherwise dispose of or encumber any Collateral or any interest therein;

(f) shall promptly notify Banks of any future patents, trademarks or copyrights owned by Borrower or any Subsidiary and any license agreements entered into by Borrower or any Subsidiary authorizing said Person to use any patents, trademarks or copyrights owned by third parties; or

(g) shall give Banks at least thirty (30) days’ prior written notice of any new trade or fictitious name, and Borrower’s or any Subsidiary’s use of any trade or fictitious name shall be in compliance with all laws regarding the use of such names.

5.14. Deposit Account. Shall maintain its primary depository accounts and cash management accounts with Wachovia and LaSalle.

5.15. Partial Redemption Payments. The Borrower shall make payments as set forth in Schedule A-1 of Exhibit C attached hereto and as set forth in Schedule A-2 of Exhibit D attached hereto into an escrow account established at the applicable Bank (the “Escrow Account”) for the benefit of the Borrower. As security for the payment and performance of any and all of the Obligations hereunder, the Borrower hereby pledges to the applicable Bank and gives such Bank a continuing security interest in and general lien upon and right of set-off against, all of its right, title and interest in and to the Escrow Account. The applicable Bank shall approve any investments of amounts in the Escrow Account. Investment earnings in the Escrow Account shall accrue to the benefit of the Borrower and may be utilized as a setoff against the next payment by Borrower. The Borrower acknowledges that each applicable Trustee has previously received and has established optional redemptions of each series of Bonds on or before each date as set forth in Schedule A of Exhibit C and Schedule A of Exhibit D (each a “Redemption Date”), providing for the giving of notice that there will be an optional redemption of a principal amount set forth in such applicable schedule on such Redemption Date.

6. Negative Covenants. Unless Banks otherwise consent to in writing and such consent not to be unreasonably withheld, Borrower covenants and agrees that from the date hereof and until payment in full of the Obligations and the formal termination of this Agreement, neither Borrower nor any Subsidiary:

6.1. Debt. Shall create or permit to exist any Debt, including any guaranties or other contingent obligations, except Permitted Debt.

6.2. Liens. Shall create or permit any Liens on any of its property except Permitted Liens.

6.3. Dividends. Except for repurchases of Borrower’s stock as permitted in Section 5.1 hereof, shall pay or declare any dividends (other than stock dividends) or other distribution or purchase, redeem or otherwise acquire any stock or other equity interests or pay or acquire any Subordinated Debt unless no Default or Event of Default then exists or, after giving effect thereto, would exist or be caused thereby.

6.4. Loans and Other Investments. Shall make or permit to exist any advances or loans to, or guarantee or become contingently liable, directly or indirectly, in connection with the obligations, leases, stock or dividends of, or own, purchase or make any commitment to purchase any stock, bonds, notes, debentures or other securities of, or any interest in, or make any capital contributions to (all of which are sometimes collectively referred to herein as “Investments”) any Person except for (a) purchases of direct obligations of the federal government, (b) deposits in commercial banks, (c) commercial paper of any U.S. corporation having the highest ratings then given by the Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, (d) existing investments in Subsidiaries, (e) endorsement of negotiable instruments for collection in the ordinary course of business, and (f) other investments not exceeding $1,000,000 in the aggregate.

6.5. Change in Business. Shall enter into any business which is substantially different from the business in which it is presently engaged.

6.6. Accounts. (a) Shall sell, assign or discount any of its Accounts, Chattel Paper or any promissory notes held by it other than the discount of such notes in the ordinary course of business for collection; and (b) shall fail to notify Banks promptly in writing of any discount, offset or other deductions not shown on the face of an Account invoice and any dispute over an Account, and any information relating to an adverse change in any Account Debtor’s financial condition or ability to pay its obligations that is reasonably likely to have a material Adverse Effect.

6.7. Transactions with Affiliates. Shall directly or indirectly purchase, acquire or lease any property from, or sell, transfer or lease any property to, pay any management fees to or otherwise deal with, in the ordinary course of business or otherwise, any Affiliate (other than a Subsidiary); provided, however, that any acts or transactions prohibited by this Section may be performed or engaged in after written notice to Banks if upon terms not less favorable to Borrower or such Subsidiary than if no such relationship existed.

6.8. No Change in Name, Offices; Removal of Collateral. Shall unless it shall have given 60 days’ advance written notice thereof to Banks, (a) change its name or the location of its chief executive office or other office where books or records are kept, (b) use any new trade or fictitious name (provided its use of any trade or fictitious name shall be in compliance with all laws regarding the use of such names), or (c) permit any Inventory or other tangible Collateral to be located at any location other than as specified in Section 4.9, except for such Inventory or Collateral located at hospitals and other healthcare related facilities which may be freely moved and relocated without prior notice to Banks or Collateral Agent.

6.9. No Sale, Leaseback. Shall enter into any sale-and-leaseback or similar transaction.

6.10. Margin Stock. Shall use any proceeds of the Loans to purchase or carry any margin stock (within the meaning of Regulation U of the Board of Governors of Federal Reserve System) or extend credit to others for the purpose of purchasing or carrying any margin stock.

6.11. Tangible Collateral. Shall, except as otherwise provided herein, allow any Inventory or other tangible Collateral to be commingled with, or become an accession to or part of, any property of any other Person so long as such property is Collateral; or allow any tangible Collateral to become a fixture except fixture shown on Exhibit 4.8.

6.12. Subsidiaries. Shall acquire, form or dispose of any Subsidiaries or permit any Subsidiary to issue capital stock except to its parent, provided, that the Banks shall not unreasonably withhold consent to the acquisition of a Subsidiary if such Subsidiary shall join this Agreement and all applicable Loan Documents as an obligor, no Default exists or would exist, and the Banks receive evidence satisfactory to them that such acquisition will not have a Material Adverse Effect.

6.13. Liquidation, Mergers, Consolidations and Dispositions of Substantial Assets. Shall (i) dissolve or liquidate, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise, all or a substantial part (more than 10% in the aggregate during the term hereof) of the assets of any Person, nor (ii) sell, transfer, lease or otherwise dispose of all or a substantial part (more than 10% in the aggregate during the term hereof) of its property or assets, except for the sale of inventory in the ordinary course of business, nor (iii) sell or dispose of any equity ownership interests in any Subsidiary; provided, however, that the Banks shall not unreasonably withhold its consent to an acquisition of or merger with another Person provided the Borrower is the surviving entity and the Borrower has provided evidence reasonably satisfactory to the Banks that no Default or Event of Default will exist and such transaction will not have a Material Adverse Effect on Borrower.

6.14. Change of Fiscal Year or Accounting Methods. Shall change its fiscal year or its accounting methods, except for a conversion of Borrower’s current fiscal year to a calendar year end fiscal year or to comply with GAAP (in which event Borrower shall notify Collateral Agent and Bank in writing of such change).

7. Financial Covenants. Borrower covenants and agrees that from the date hereof and until payment in full of the Obligations and the formal termination of this Agreement, it shall comply with the following provisions:

7.1. Consolidated Leverage Ratio. Borrower shall maintain, on a consolidated basis, a Consolidated Leverage Ratio of not more than (a) 3.00 to 1.00 for the fiscal quarters ending March 31, 2005, June 30, 2005, September 30, 2005 and December 31, 2005, (b) 2.75 to 1.00 for the fiscal quarter ending March 31, 2006, and (b) 2.50 to 1.00 for the fiscal quarters ending June 30, 2006 and thereafter, measured as of the end of each fiscal quarter for the four fiscal quarters then ended. “Consolidated Leverage Ratio” shall mean the sum of all Funded Debt divided by the sum of net income plus interest, taxes, depreciation and amortization of good will and reusable surgical products and the provision for reusable surgical products shrinkage (such shrinkage not to exceed $500,000 per quarter). “Funded Debt” shall mean, as applied to any person, the sum of all Debt for borrowed money (including, without limitation, capital lease obligations, subordinated debt, and unreimbursed drawings under letters of credit) or evidenced by a note, bond, debenture or similar instrument of that person, and shall, in addition, include contingent reimbursement obligations for outstanding letters of credit (to the extent not resulting in double-counting).

7.2. Funds Flow Coverage Ratio. Borrower shall, on a consolidated basis, maintain, a Funds Flow Coverage Ratio of not less than (a) 2.25 to 1.00 for the fiscal quarters ending March 31, 2005, June 30, 2005 and September 30, 2005, and (b) 2.50 to 1.00 for the fiscal quarters ending December 31, 2005 and thereafter. “Funds Flow Coverage Ratio” shall mean (i) the sum, for the four fiscal quarters then ended, of net income after taxes plus depreciation, amortization of good will and interest minus all dividends, withdrawals and non-cash income divided by (i) the sum of all current maturities of long-term debt and capital lease obligations, plus interest.

7.3. Tangible Net Worth. Borrower shall, at the end of each fiscal quarter beginning June 30, 2005, maintain a Tangible New Worth of at least $45,000,000 plus 75% of cumulative net income (to the extent positive) generated after March 31, 2005. “Total Liabilities” shall mean all liabilities of Borrower including capitalized leases and all reserves for deferred taxes and other deferred sums appearing on the liabilities side of a balance sheet of Borrower, in accordance with GAAP applied on a consistent basis. “Tangible Net Worth” shall mean the total assets of Borrower minus Total Liabilities. For purposes of this computation, the aggregate amount owing from any officers, stockholders or other Affiliates of Borrower and the aggregate amount of any intangible assets of Borrower including, without limitation, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks, and brand names, shall be subtracted from total assets.

8. Default.

8.1. Events of Default. Each of the following shall constitute an Event of Default:

(a) There shall occur any default by Borrower in the payment, when due, of any principal of or interest on the Bonds, any amounts due hereunder or any other Loan Document or Bond Documents, or any other Obligations, including under any Interest Rate Agreement, and such default shall continue for more than three (3) days; or

(b) There shall occur any default by Borrower or any other party to any Loan Document or Bond Document (other than Banks and Collateral Agent) in the performance of any agreement, covenant or obligation contained in this Agreement or such Loan Document or such Bond Document or in any Interest Rate Agreement not provided for elsewhere in this Section 8; provided, that, with respect to defaults under other Loan Documents, such default shall have continued beyond any applicable grace period and, with respect to defaults under Sections 5.2, 5.5, 5.8, 5.10, 6.1, 6.4, 6.5, 6.7,6.9 and 6.14 of this Agreement, such default shall continue for more than thirty (30) days after written notice of default from the Collateral Agent or any Bank; or

(c) Any representation or warranty made by Borrower or any other party to any Loan Document or Bond Document (other than Banks or Collateral Agent) herein or therein or in any certificate or report furnished in connection herewith or therewith shall prove to have been untrue or incorrect in any material respect when made; or

(d) Any other obligation now or hereafter owed by Borrower or any other party to any Loan Document or Bond Document to any Bank shall be in default and not cured within the grace period, if any, provided therein, or Borrower or any Subsidiary shall be in default under any obligation in excess of $500,000 owed to any other obligee, which default entitles the obligee to accelerate any such obligations or exercise other remedies with respect thereto; or

(e) Borrower or any Subsidiary or any other party to any Loan Document or Bond Document shall voluntarily dissolve, liquidate or terminate operations or apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of such Person or of all or of a substantial part of its assets, admit in writing its inability, or be generally unable, to pay its debts as the debts become due, make a general assignment for the benefit of its creditors, commence a voluntary case under the federal Bankruptcy Code (as now or hereafter in effect), file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under Bankruptcy Code, or take any corporate action for the purpose of effecting any of the foregoing; or

(f) An involuntary petition or complaint shall be filed against Borrower or any Subsidiary or any other party to any Loan Document or Bond Document seeking bankruptcy relief or reorganization or the appointment of a receiver, custodian, trustee, intervenor or liquidator of Borrower or any Subsidiary or any other party to any Loan Document, of all or substantially all of its assets, and such petition or complaint shall not have been dismissed within sixty (60) days of the filing thereof; or an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving or ordering any of the foregoing actions;

(g) A judgment in excess of $500,000 shall be rendered against Borrower or any Subsidiary or any other party to any Loan Document or Bond Document and shall remain undischarged, undismissed and unstayed for more than thirty days (except judgments validly covered by insurance with a deductible of not more than $500,000) or there shall occur any levy upon, or attachment, garnishment or other seizure of, any material portion of the assets of Borrower or any Subsidiary or any other party to any Loan Document or Bond Document by reason of the issuance of any tax levy, judicial attachment or garnishment or levy of execution; or

(h) Loss, theft, damage or destruction of any material portion of the tangible assets of Borrower or any of its Subsidiaries for which there is either no insurance coverage or for which, in the reasonable opinion of the Collateral Agent, there is insufficient insurance coverage

8.2. Remedies. Upon the occurrence of a default, all Banks may give written notice to Collateral Agent requiring Collateral Agent to notify Borrower of such default (a “Default Declaration”). Upon the occurrence of a default described in subsection 8.1(a), any Bank may give written notice to Collateral Agent requiring Collateral Agent to issue a Default Declaration. Advances shall be made and letters of credit issued after the date of a Default Declaration only with the consent of all Banks in amounts agreed to by all Banks. Any Advance made after a Default Declaration is subordinate to all Obligations hereunder; however, any Advance made after a Default Declaration with the consent of all Banks shall be on a pari passu with the Obligations. If an Event of Default shall have occurred and be continuing, Collateral Agent shall, at the direction of all Banks, take any or all of the following actions:

(a) Collateral Agent may declare any or all Obligations (other than in respect of any Interest Rate Agreement) to be immediately due and payable (if not earlier demanded), terminate its obligation to make Advances to Borrower, bring suit against Borrower to collect the Obligations, exercise any remedy available to Banks hereunder or at law and take any action or exercise any remedy provided herein or in any other Loan Document or under applicable law. No remedy shall be exclusive of other remedies or impair the right of Collateral Agent or Banks to exercise any other remedies.

(b) Without waiving any of its other rights hereunder or under any other Loan Document, Collateral Agent shall have all rights and remedies of a secured party under the Code (and the Uniform Commercial Code of any other applicable jurisdiction) and such other rights and remedies as may be available hereunder, under other applicable law or pursuant to contract. If requested by Collateral Agent, Borrower will promptly assemble the Collateral and make it available to Collateral Agent at a place to be designated by Collateral

Agent. Borrower agrees that any notice by Collateral Agent of the sale or disposition of the Collateral or any other intended action hereunder, whether required by the Code or otherwise, shall constitute reasonable notice to Borrower if the notice is mailed to Borrower by regular or certified mail, postage prepaid, at least five days before the action to be taken. Borrower shall be liable for any deficiencies in the event the proceeds of the disposition of the Collateral do not satisfy the Obligations in full.

(c) Collateral Agent may demand, collect and sue for all amounts owed pursuant to Accounts, General Intangibles, Chattel Paper, Instruments or for Proceeds of any Collateral (either in Borrower’s name or any Bank’s name at the latter’s option), with the right to enforce, compromise, settle or discharge any such amounts.

(d) Any notice of sale, disposition or other action by Collateral Agent required by law and sent to Borrower at Borrower’s address herein, or at such other address of Borrower as may from time to time be shown on the records of Collateral Agent, at least 5 days prior to such action, shall constitute reasonable notice to Borrower. Notice shall be deemed given or sent when mailed postage prepaid to Borrower’s address as provided herein. Banks shall be entitled to apply the proceeds of any sale or other disposition of the Collateral, and the payments received by Collateral Agent with respect to any of the Collateral, to Obligations in such order and manner as Collateral Agent may determine. Collateral that is subject to rapid declines in value and is customarily sold in recognized markets may be disposed of by Collateral Agent in a recognized market for such collateral without providing notice of sale. Borrower waives any and all requirements that the Collateral Agent sell or dispose of all or any part of the Collateral at any particular time, regardless of whether Borrower has requested such sale or disposition.

(e) Any Bank may terminate any Interest Rate Agreement in accordance with the documentation therefore, and exercise any or all rights under such documentation relating to any such Interest Rate Agreement, including accelerating any such Interest Rate Agreement Obligations or unwinding such transactions in accordance with the terms thereof.

8.3. Receiver. In addition to any other remedy available to it, Collateral Agent shall have the absolute right, upon the occurrence of an Event of Default, to seek and obtain the appointment of a receiver to take possession of and operate and/or dispose of the business and assets of Borrower and any costs and expenses incurred by Collateral Agent in connection with such receivership shall bear interest at the Default Rate, at Collateral Agent’s option.

8.4. Deposits; Insurance. After the occurrence of an Event of Default, Borrower authorizes Collateral Agent to collect and apply against the Obligations when due any cash or deposit accounts in its possession, and irrevocably appoints Collateral Agent as its attorney-in-fact to endorse any check or draft or take other action necessary to obtain such funds.

8.5. Priorities. On and after the date of a Default Declaration and during the continuation of an Event of Default, if Banks or Collateral Agent collect any money pursuant to this Agreement, the Notes or under any other Loan Agreement, they shall apply the money in the following order, after application of such money to any Person having a prior claim thereon:

FIRST: to the reasonable costs and expenses of collection and enforcement, including reasonable attorneys’ fees and costs, whether or not suit be brought and including such fees and costs on appeal and in insolvency proceedings;

SECOND: to the Collateral Agent to reimburse the Collateral Agent for any expenses incurred;

THIRD: to Banks, pari passu in accordance with the outstanding amount of Obligations (including principal and accrued interest) owed to them as of the date of the Default Declaration, including Obligations relating to outstanding letters of credit whether or not then drawn; and

FOURTH: to Borrower or as otherwise payable pursuant to applicable law or order.

8.6. Ratable Payments. During the continuation of an Event of Default, Borrower shall not pay any amounts due under any Obligation, or purchase any Note or interest therein and no Bank shall accept such payments or sell such interest, unless all Banks shall be treated ratably according to the respective outstanding balance of their Obligations as of the date of the Default Declaration and, at the election of the Collateral Agent, all payments shall be made to the Collateral Agent for distribution in accordance with this Agreement.

8.7. Sharing of Payments. Each Bank agrees that if it shall, during the continuance of an Event of Default, through the exercise of a right of setoff or counterclaim against Borrower or pursuant to a secured claim under Section 506 of Title 11 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such Bank under any applicable bankruptcy, insolvency or other similar law, or otherwise, expiration of letter of credit obligations or by any other means, obtain payment or reduction (voluntary or involuntary) in respect of any indebtedness as a result of which its unpaid indebtedness shall be disproportionately reduced after the date of a Default Declaration, it shall be deemed simultaneously to have purchased from the other Banks at face value, and shall promptly pay to such other Banks the purchase price for, a participation in the Notes of such other Banks, so that the aggregate unpaid principal amount of the Obligations and participations applicable to each Bank shall be in the same proportion to the aggregate unpaid amount of all Obligations then outstanding prior to such exercise of setoff or counterclaim or other event. Provided, however, that any purchase or purchase adjustments shall be rescinded if any Bank receiving payment as described in this section shall have disgorged such payments. Borrower expressly consents to the foregoing arrangements.

9. Security Agreement.

9.1. Security Interest.

(a) As security for the payment and performance of any and all of the Obligations and the performance of all other obligations and covenants of Borrower hereunder and under the other Loan Documents, certain or contingent, now existing or hereafter arising, which are now, or may at any time or times hereafter be owing by Borrower to Collateral Agent or Banks, Borrower hereby pledges to Collateral Agent and gives Collateral Agent a continuing security interest in and general Lien upon and right of set-off against, all right, title and interest of Borrower in and to the Collateral, whether now owned or hereafter acquired by Borrower and wherever located. Notwithstanding the foregoing grant of a Lien, (i) no Account, Instrument, Chattel Paper or other obligation or property of any kind due from, owed by, or belonging to, a Sanctioned Person or (ii) any lease in which the lessee is a Sanctioned Person shall be Collateral.

(b) Except as herein or by applicable law otherwise expressly provided, Collateral Agent shall not be obligated to exercise any degree of care in connection with any Collateral in its possession, to take any steps necessary to preserve any rights in any of the Collateral or to preserve any rights therein against prior parties, and Borrower agrees to take such steps. In any case Collateral Agent shall be deemed to have exercised reasonable care if it shall have taken such steps for the care and preservation of the Collateral or rights therein as Borrower may have reasonably requested Collateral Agent to take and Collateral Agent’s omission to take any action not requested by Borrower shall not be deemed a failure to exercise reasonable care. No segregation or specific allocation by Collateral Agent of specified items of Collateral against any liability of Borrower shall waive or affect any security interest in or Lien against other items of Collateral or any of Collateral Agent’s options, powers or rights under this Agreement or otherwise arising.

(c) While a Default or Event of Default exists, Collateral Agent may, with or without notice to Borrower, (i) transfer into the name of Collateral Agent or the name of Collateral Agent’s nominee any of the Collateral, (ii) notify any Account Debtor or other obligor of any Collateral to make payment thereon direct to Collateral Agent of any amounts due or to become due thereon and (iii) receive and direct the disposition of any proceeds of any Collateral.

9.2. Power of Attorney. Collateral Agent is authorized to file financing statements relating to Collateral without Borrower’s signature where authorized by law. Borrower authorizes Collateral Agent at Borrower’s expense to file any financing statements relating to the Collateral (without Borrower’s signature thereon) which Collateral Agent deems appropriate and Borrower irrevocably appoints Collateral Agent as its attorney-in-fact to execute any such financing statements in Borrower’s name and to perform all other acts which Collateral Agent deems appropriate to perfect and to continue perfection of the security interest of Collateral Agent. Borrower hereby appoints as Borrower’s attorney-in-fact to endorse, present and collect on behalf of Borrower and in Borrower’s name any draft, checks or other documents necessary or desirable to collect any amounts which Borrower may be owed. Borrower hereby also constitutes and appoints Collateral Agent the true and lawful attorney of Borrower with full power of substitution to take any and all appropriate action and to execute any and all documents or instruments that may be necessary or desirable to accomplish the purpose and carry out the terms of this Agreement. Collateral Agent is hereby granted a license or other right to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any Property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral, and Borrower’s rights under all licenses and all franchise agreements shall inure to Collateral Agent’s benefit. The proceeds realized from the sale or other disposition of any Collateral may be applied, after allowing two (2) Business Days for collection, first to the reasonable costs, expenses and attorneys’ fees and expenses incurred by Collateral Agent for collection and for acquisition, completion, protection, removal, storage, sale and delivering of the Collateral; secondly, to interest due upon any of the Obligations; and thirdly, to the principal amount of the Obligations. If any deficiency shall arise, Borrower and each Guarantor shall remain jointly and severally liable to Collateral Agent therefor.

9.3. Entry. Borrower hereby irrevocably consents to any act by Collateral Agent or its agents in entering upon any premises for the purposes of either (i) inspecting the Collateral or (ii) taking possession of the Collateral and Borrower hereby waives its right to assert against Collateral Agent or its agents any claim based upon trespass or any similar cause of action for entering upon any premises where the Collateral may be located.

9.4. Other Rights. Borrower authorizes Collateral Agent without affecting Borrower’s obligations hereunder or under any other Loan Document from time to time (i) to take from any party and hold additional Collateral or guaranties for the payment of the Obligations or any part thereof, and to exchange, enforce or release such collateral or guaranty of payment of the Obligations or any part thereof and to release or substitute any endorser or guarantor or any party who has given any security interest in any collateral as security for the payment of the Obligations or any part thereof or any party in any way obligated to pay the Obligations or any part thereof; and (ii) upon the occurrence of any Event of Default to direct the manner of the disposition of the Collateral and the enforcement of any endorsements, guaranties, letters of credit or other security relating to the Obligations or any part thereof as Banks in their sole discretion may determine.

9.5. Accounts. Before or after any Default or Event of Default, Collateral Agent may notify any Account Debtor of Collateral Agent’s security interest and may direct such Account Debtor to make payment directly to Collateral Agent for application against the Obligations. Any such payments received by or on behalf of Borrower at any time, whether before or after default, shall be the property of Collateral Agent, shall be held in trust for Collateral Agent and not commingled with any other assets of any Person (except to the extent they may be commingled with other assets of Borrower in an account with Collateral Agent) and shall be immediately delivered to Collateral Agent in the form received. Collateral Agent shall have the right to apply any proceeds of Collateral to such of the Obligations as it may determine.

9.6. Control. Borrower will cooperate with Collateral Agent in obtaining control with respect to Collateral consisting of Deposit Accounts, Investment Property, Collateral Letter of Credit Rights and “electronic chattel paper” (as defined in the Code). Borrower will not create any tangible chattel paper without placing a legend on the chattel paper acceptable to Collateral Agent indicating that Collateral Agent has a security interest in the chattel paper. Borrower will not create any electronic chattel paper without taking all steps deemed necessary by Collateral Agent to confer control of the electronic chattel paper upon Collateral Agent in accordance with the Code.

9.7. Waiver of Marshaling. Borrower hereby waives any right it may have to require marshaling of its assets.

9.8. Sanctioned Persons. Collateral Agent may reject or refuse to accept any Collateral for credit toward payment of the Obligations that is an account, instrument, chattel paper, lease, or other obligation or property of any kind due from, owed by, or belonging to, a Sanctioned Person.

10. Collateral Agent.

10.1. Appointment and Powers. Each of the Banks hereby appoint Wachovia as Collateral Agent hereunder and authorize Wachovia to take such action as Collateral Agent on its behalf and to exercise such powers as are specifically delegated to the Collateral Agent by the terms hereof and under any Loan Document together with any such powers as are reasonably necessary thereto. Without limiting the generality of the foregoing, Collateral Agent is appointed as the collateral agent of the Banks for purposes of perfecting the Liens and security interest of Banks in the Collateral. Collateral Agent shall be named as mortgagee/grantee and secured party under the applicable Loan Documents. Collateral Agent shall be entitled to engage counsel, accountants and other professionals of Collateral Agent’s choosing. Collateral Agent shall not have any duty to ascertain or to inquire as to the perform ace or observance of any of the terms, covenants or conditions of this Agreement, the Notes or any Loan Document, or to enforce such performance, or to inspect any property (including books and records) of Borrower or any of its Affiliates. Collateral Agent shall not be required to take any action (a) which exposes Collateral Agent to personal liability; (b) which is contrary to this Agreement or the Notes of applicable law; or (c) unless Collateral Agent, in its sole discretion, determines that funds are available to pay all fees and expenses of the Collateral Agent. Collateral Agent is appointed to act as agent upon the express terms and conditions contained in this Article X.

10.2. Responsibility. Collateral Agent (a) makes no representation or warranty to any Bank and shall not be responsible to any Bank for any oral or written recitals, reports, statements, warranties or representations made in or in connection with this Agreement, or any Note or any Loan Document; (b) shall not be responsible for the due execution, legality, validity, enforceability, genuineness, sufficiency, collectibility or value of this Agreement, any Note or any Loan Document or any other instrument or document furnished pursuant hereto; (c) may treat the payee of any Note as the owner thereof until the Collateral Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Collateral Agent; (d) may execute any of Collateral Agent’s duties under this Agreement by or through employees, agents and attorneys in fact and shall not be answerable for the default or misconduct of any such employee, agent or attorney-in-fact selected by Collateral Agent with reasonable care; (e) may (but shall not be required to)

consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by Collateral Agent in accordance with advice of such counsel, accountants or experts; or (f) shall be entitled to rely upon any notice, consent, waiver, amendment, certificate, affidavit, letter, facsimile, electronic mail, telex, telegram, cable or other communication believed by Collateral Agent to be genuine and signed or sent by the proper party or parties, and may rely upon statements contained therein without further inquiry or investigation. Neither Collateral Agent nor any of Collateral Agent’s employees, agents or attorneys shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the Notes, except for his, its, or their own gross negligence or willful misconduct.

10.3. Collateral Agent’s Indemnification. Banks agree to indemnify and reimburse Collateral Agent (to the extent not reimbursed by Borrower), ratably in accordance with their Maximum Revolving Loan Amounts from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments and suits, and reasonable costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Collateral Agent as such in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, judgments, suits, costs, expenses or disbursements resulting from Collateral Agent’s gross negligence or willful misconduct. Without imitation of the foregoing, each Bank agrees to reimburse Collateral Agent promptly upon demand for its pro rata share of the Maximum Revolving Loan Amounts relating to any out-of-0pocket expenses (including reasonable attorneys’ fees and expenses) incurred by Collateral Agent in connection with the preparation, execution, administration or enforcement of, or the preservation of any rights under, this Agreement or any other Loan Document to the extent that Collateral Agent is not reimbursed for such expenses by Borrower. Collateral Agent shall have the right to deduct from any funds in its possession or control such amounts as may be owing to Collateral Agent.

10.4. Rights as a Bank. With respect to any Obligations which it may hold or acquire, Collateral Agent, in its individual capacity as a Bank shall have and may exercise the same rights and powers under this Agreement and the instruments.

10.5. Credit Investigation. Each of the Banks severally represents and warrants to each of the other Banks and to Collateral Agent that it has made its own independent investigation and evaluation of the financial condition and affairs of Borrower and its Affiliates, and all Collateral, in connection with such Bank’s execution and delivery of this Agreement and the making of its Loans and has not relied on any information or evaluation provided by any other party in connection with any of the foregoing. Each Bank represents and warrants to each other Bank and to Collateral Agent that it shall continue to make its own independent investigation and evaluation of the credit-worthiness of Borrower and its Affiliates, and all the Collateral, while any Obligations are outstanding.

10.6. Disputes. If ant any time, there should be any dispute as to any action to be taken by Collateral Agent or if Collateral Agent is unsure of its right or obligation to undertake the action or to refrain from taking any action, Collateral Agent may request written instructions from Banks, in which case, Banks shall promptly respond to such request. Collateral Agent shall be entitled to rely upon such written instructions signed by Banks.

10.7. Unanimous Consent of Banks. If at any time a dispute should arise as to any property or funds under the control of Collateral Agent or any action (or inaction) to be taken by Collateral Agent, Collateral Agent shall have the right to interplead such property or funds into the custody and control of a court of competent jurisdiction and shall thereupon be relieved of further liabilities and responsibilities with respect thereto. Any expenses, including, attorneys’ fees, incurred by Collateral Agent in connection with such interpleader shall be paid by Banks as set forth in Section 10.3 hereof.

10.8. Resignation. Collateral Agent may, with reasonable cause, as determined in its sole discretion, resign as such at any time with thirty (30) day prior written notice to Borrower and Banks effective upon the end of said thirty (30) days or upon the earlier appointment of a successor. If Collateral Agent resigns, Banks shall appoint a successor, which may be one of the Banks, provided that so long as no Default or Event of Default exists, Borrower shall have the right to consent to such appointment of a Collateral Agent that is not one of the Banks. Such Collateral Agent shall express accept its appointment in accordance with the terms of this Article X.

10.9. Expenses. Borrower agrees to pay the reasonable costs and expenses of Collateral Agent within ten (10) days following receipt of an invoice therefore, together with a statement in reasonable detail setting forth the calculation thereof.

10.10. Agent Capacity. Collateral Agent is acting solely as agent for Banks and not in Its personal capacity. Neither Collateral Agent personally nor any of Collateral Agent’s assets shall have any liability hereunder and, in the event of a dispute, Borrower and each of the Banks agree to look solely to any assets or interest of Collateral Agent held on behalf of Banks to satisfy any judgment which may result in such party’s action against Collateral Agent from such dispute. Borrower agrees to exculpate Collateral Agent and Collateral Agent’s personal assets with respect to any claims that Borrower now has or may hereafter have with respect to nay actions taken or omitted by Collateral Agent on behalf of Banks.

10.11. Unanimous Decisions. Material decisions respecting Collateral Agent’s non-ministerial functions hereunder, including all enforcement action shall be undertaken by joint action of Banks. No Bank shall accelerate its Note, elect accrual of interest at the Default Rate or exercise any remedy hereunder or under any Note upon agreement of all Banks.

10.12. Direct Action. At the election of all Banks, Banks may jointly, exercise any and all rights of Collateral Agent under all Loan Documents and may cause the security interests and liens encumbering Collateral to be assigned to the Banks.

11. Miscellaneous.

11.1. No Waiver, Remedies Cumulative. No failure on the part of Banks to exercise, and no delay in exercising, any right hereunder or under any other Loan Document or Bond Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and are in addition to any other remedies provided by law, any Loan Document, any Bond Document or otherwise.

11.2. Survival of Representations. All representations and warranties made herein shall survive the execution and delivery of this Agreement, and shall continue in full force and effect so long as any Obligations is outstanding, there exists any commitment by Banks to Borrower, and until this Agreement is formally terminated in writing.

11.3. Indemnification. Borrower hereby indemnifies and holds Banks and Collateral Agent harmless from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever which Banks and Collateral Agent may incur (or which may be claimed against Banks and Collateral Agent by any Person): (1) by reason of or in connection with the execution and delivery or transfer of, or payment or failure to pay under, any Loan, Standby letter of Credit or Bond Letter of Credit, provided that Borrower shall not be required to indemnify Banks or Collateral Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (A) the willful misconduct or gross negligence of Banks in connection with paying drafts presented under any Standby Letter of Credit or Bond Letter of Credit or (B) Banks’ willful or negligent failure to pay under any Standby Letter of Credit or Bond Letter of Credit (other than in connection with a court order) after the presentation to it by the applicable Trustee or a successor corporate fiduciary under the applicable Indenture of a sight draft and certificate strictly complying with the terms and conditions of any Standby Letter of Credit or Bond Letter of Credit; or (2) by reason of or in connection with the execution, delivery or performance of any of the Bond Documents or Loan Documents or any transaction contemplated by any thereof. In addition, if Borrower has generated, stored, or disposed of any hazardous substances on any applicable property, Borrower agrees to indemnify Banks and Collateral Agent against any liability, cost and expense, including reasonable attorneys’ fees actually incurred, arising out of or resulting from any such generation, storage, disposal or location. Anything herein to the contrary notwithstanding, nothing in this Section 11.3 is intended or shall be construed to limit Borrower’s reimbursement obligation contained in Article III or Article X hereof. Without prejudice to the survival of any other obligation of Borrower, the indemnities and obligations of Borrower contained in this Section 11.3 shall survive the payment in full of amounts payable pursuant to Article III, Article X and the Termination Date. Borrower’s obligation for indemnification for all of the foregoing losses, damages, liabilities, obligations, penalties, fees, costs and expenses of Banks and Collateral Agent shall be part of the Obligations, chargeable against Borrower’s loan account, and shall survive termination of this Agreement.

11.4. Transfer of Letter of Credit. The Bond Letters of Credit may be transferred and assigned in accordance with the terms thereof.

11.5. Reduction of Bond Letters of Credit. Each Bond Letter of Credit is subject to reduction pursuant to its terms. If the amount available to be drawn under a Bond Letter of Credit shall be permanently reduced in accordance with the terms thereof, then Banks shall have the right to require the applicable Trustee to surrender such Bond Letter of Credit to such Bank and to issue on such date, in substitution for such outstanding Bond Letter of Credit, a substitute irrevocable letter of credit, substantially in the form of such Bond Letter of Credit but with such changes therein as shall be appropriate to give effect to such reduction, dated such date, for the amount to which the amount available to be drawn under such Bond Letter of Credit shall have been reduced.

11.6. Liability of Banks. Borrower, to the extent permitted by applicable law, assumes all risks of the acts or omissions of the applicable Trustee and any beneficiary or transferee of the Bond Letters of Credit with respect to its use of the Bond Letters of Credit. Neither Banks nor any of their officers, directors, employees, agents or consultants shall be liable or responsible for:

(a) the use which may be made of the Bond Letters of Credit or for any acts or omissions of the applicable Trustee or any beneficiary or transferee in connection therewith;

(b) the validity, sufficiency or genuineness of documents, or of any endorsement(s) thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;

(c) payment by Banks against presentation of documents which do not comply with the terms of the Bond Letters of Credit, including failure of any documents to bear any reference or adequate reference to the Bond Letters of Credit; or

(d) any other circumstances whatsoever in any way related to the making or failure to make payment under the Bond Letters of Credit;

except only that Borrower shall have a claim against any Bank, and such Bank shall be liable to Borrower, to the extent but only to the extent, of any direct, as opposed to consequential damages suffered by Borrower which Borrower proves were caused by (i) willful misconduct or gross negligence of such Bank in determining whether documents presented under the Bond Letters of Credit complied with the terms thereof or (ii) willful failure or gross negligence of such Bank to pay under the Bond Letters of Credit after the presentation to it by the applicable Trustee or a successor trustee or credit facility trustee under the Indenture of a sight draft and certificate strictly complying with the terms and conditions thereof. In furtherance and not in limitation of the foregoing, the applicable Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

11.7. Notices. Any notice or other communication hereunder to any party hereto or thereto shall be by hand delivery, overnight delivery, facsimile, telegram, telex or registered or certified mail and unless otherwise provided herein shall be deemed to have been given or made when delivered, telegraphed, telexed, faxed or three (3) Business Days after having been deposited in the mails, postage prepaid, addressed to the party at its address specified below (or at any other address that the party may hereafter specify to the other parties in writing):

Wachovia:	WACHOVIA BANK, NATIONAL ASSOCIATION
Mail Code VA 7628, P.O. Box 13327
Roanoke, Virginia 24040
Attn: Portfolio Management

and for Bond Letter of Credit drawings

WACHOVIA BANK, NATIONAL ASSOCIATION
401 Linden Street
Winston-Salem, North Carolina 27101
Attn: Standby Letter of Credit Department

LaSalle:	LASALLE BANK NATIONAL ASSOCIATION
401 East Jackson Street, Suite 2450
Tampa, Florida 33602
Attn: Kimberly Bruce

and for Bond Letter of Credit drawings

LaSalle Bank National Association
ABN AMRO Plaza
540 W. Madison, 26th Floor
Chicago, IL 60661
Attn: Trade Operations

Borrower:	SRI/Surgical Express, Inc.
12425 Race Track Road
Tampa, FL 33626
Attn: Chief Financial Officer

11.8. Governing Law. This Agreement and the Loan Documents shall be deemed contracts made under the laws of the State of Florida and shall be governed by and construed in accordance with the laws of said state (excluding its conflict of laws provisions if such provisions would require application of the laws of another jurisdiction). Borrower hereby acknowledges that the Bond Letters of Credit shall be governed by and construed in accordance with International Standby Practices (1998) of the Institute of International Banking Law & Practice, International Chamber of Commerce Publication No. 590 (“ISP98”).

11.9. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Borrower and Banks, and their respective successors and assigns; provided, that Borrower may not assign any of its rights hereunder without the prior written consent of Banks, and any such assignment made without such consent will be void.

11.10. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which when taken together shall constitute but one and the same instrument.

11.11. No Usury. Regardless of any other provision of this Agreement, the Bond Documents or in any other Loan Document, if for any reason the effective interest should exceed the maximum lawful interest, the effective interest shall be deemed reduced to, and shall be, such maximum lawful interest, and (i) the amount which would be excessive interest shall be deemed applied to the reduction of the principal balance of Borrower’s obligations hereunder and under the Bond Documents and Loan Documents and not to the payment of interest, and (ii) if Borrower’s obligations hereunder and under the Bond Documents and Loan Documents have been or is thereby paid in full, the excess shall be returned to the party paying same, such application to the principal balance of such obligations or the refunding of excess to be a complete settlement and acquittance thereof.

11.12. Powers. All powers of attorney granted to Banks are coupled with an interest and are irrevocable.

11.13. Approvals. If this Agreement calls for the approval or consent of Banks, such approval or consent may be given or withheld in the discretion of Banks unless otherwise specified herein.

11.14. LIMITATION ON LIABILITY; WAIVER OF PUNITIVE DAMAGES. EACH OF THE PARTIES HERETO, INCLUDING BANKS BY ACCEPTANCE HEREOF, AGREES THAT IN ANY JUDICIAL, MEDIATION OR ARBITRATION PROCEEDING OR ANY CLAIM OR CONTROVERSY BETWEEN OR AMONG THEM (A “DISPUTE”) THAT MAY ARISE OUT OF OR BE IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY OTHER AGREEMENT OR DOCUMENT BETWEEN OR AMONG THEM OR THE INDEBTEDNESS AND OBLIGATIONS EVIDENCED HEREBY OR RELATED HERETO, IN NO EVENT SHALL ANY PARTY HAVE A REMEDY OF, OR BE LIABLE TO THE OTHER FOR, (1) INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR (2) PUNITIVE OR EXEMPLARY DAMAGES. EACH OF THE PARTIES HEREBY EXPRESSLY WAIVES ANY RIGHT OR CLAIM TO PUNITIVE OR EXEMPLARY DAMAGES THEY MAY HAVE OR WHICH MAY ARISE IN THE FUTURE IN CONNECTION WITH ANY DISPUTE, WHETHER THE DISPUTE IS RESOLVED BY ARBITRATION, MEDIATION, JUDICIALLY OR OTHERWISE.

11.15. WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF BORROWER BY EXECUTION HEREOF AND BANKS BY ACCEPTANCE HEREOF, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT EACH MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY WITH RESPECT HERETO.

THIS PROVISION IS A MATERIAL INDUCEMENT TO BANKS TO ACCEPT THIS AGREEMENT. EACH OF THE PARTIES AGREES THAT THE TERMS HEREOF SHALL SUPERSEDE AND REPLACE ANY PRIOR AGREEMENT RELATED TO ARBITRATION OF DISPUTES BETWEEN THE PARTIES CONTAINED IN ANY LOAN DOCUMENT OR ANY OTHER DOCUMENT OR AGREEMENT HERETOFORE EXECUTED IN CONNECTION WITH, RELATED TO OR BEING REPLACED, SUPPLEMENTED, EXTENDED OR MODIFIED BY, THIS AGREEMENT.

11.16. Participations. Banks shall have the right to enter into one or more participation with other lenders with respect to the Obligations. Upon prior notice to Borrower of such participation, Borrower shall thereafter furnish to such participant any information furnished by Borrower to Banks pursuant to the terms of the Loan Documents. Nothing in this Agreement or any other Loan Document shall prohibit Banks from pledging or assigning this Agreement and Banks’ rights under any of the other Loan Documents, including collateral therefor, to any Federal Reserve Bank in accordance with applicable law.

11.17. Office of Foreign Assets Control Fines. Borrower shall pay any civil penalty or fine assessed by the U. S. Department of the Treasury’s Office of Foreign Assets Control against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by the Banks as a result of the funding of Loans, the issuance of any letters of credit, or the acceptance of payments or of Collateral due under the Loan Documents.

11.18. Waiver of Certain Defenses. To the fullest extent permitted by applicable law, upon the occurrence of any Event of Default, neither Borrower nor anyone claiming by or under Borrower will claim or seek to take advantage of any law requiring Banks to attempt to realize upon any collateral or collateral of any surety or guarantor, or any appraisement, evaluation, stay, extension, homestead, redemption or exemption laws now or hereafter in force in order to prevent or hinder the enforcement of this Agreement. Borrower, for itself and all who may at any time claim through or under Borrower, hereby expressly waives to the fullest extent permitted by law the benefit of all such laws. All rights of Banks and all obligations of Borrower hereunder shall be absolute and unconditional irrespective of (i) any change in the time, manner or place of payment of, or any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any provision of the Loan Documents or the Bond Documents, (ii) any exchange, release or non-perfection of any other collateral given as security for the Obligations, or any release or amendment or waiver of or consent to departure from any guaranty for all or any of the Obligations, or (iii) any other circumstance which might otherwise constitute a defense available to, or a discharge of, Borrower or any third party, other than payment and performance in full of the Obligations.

11.19. Indirect Means. Any act which Borrower is prohibited from doing shall not be done indirectly through a Subsidiary or by any other indirect means.

11.20. Patriot Act. Banks hereby notify the Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and any guarantor (if applicable), which information includes names, addresses and other information that will allow the Banks to identify such Borrower and such guarantor in accordance with the Patriot Act.

11.21. Amendments, Waivers and Consents. Except as set forth below, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Banks, and any consent given by the Banks, if, but only if, such amendment, waiver or consent is in writing signed by the Banks (or by the Collateral Agent with the consent of the Banks) and delivered to the Collateral Agent and, in the case of an amendment, signed by the Borrower; provided, that no amendment, waiver or consent shall (a) increase the amount or extend the time of the obligation of the Banks to make Loans or issue or participate in Letters of Credit (except by the terms thereof), (b) extend the originally scheduled time or times of payment of the principal of any Obligation or the time or times of payment of interest on any Obligation, (c) reduce the rate of interest or fees payable on any Obligation, (d) reduce the principal amount of any Obligation, (e) permit any subordination of the principal or interest on any Obligation, (f) permit any assignment (other than as specifically permitted or contemplated in this Agreement) of any of the Borrower’s rights and obligations hereunder, (g) release any material portion of the Collateral or release any Loan Document (other than as specifically permitted or contemplated in this Agreement or the applicable Loan Documents) or (h) amend the provisions of this Section 11.21, without the prior written consent of each Bank.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BANKS:

WACHOVIA BANK, NATIONAL ASSOCIATION

By:
Title:

LASALLE BANK NATIONAL ASSOCIATION

By:
Title:

AGENT:

WACHOVIA BANK, NATIONAL ASSOCIATION

By:
Title:

BORROWER:

SRI/SURGICAL EXPRESS, INC., a Florida corporation

By:
Christopher Carlton
Chief Executive Officer

EXHIBIT 4.3

CONTINGENT LIABILITIES

NONE

EXHIBIT 4.4

LITIGATION

In May 2004, we initiated a judicial proceeding in Tampa, Florida with the owner and landlord of our Tampa corporate headquarters, requesting that the court determine several legal issues relating to the price that will be paid to purchase the facility under a purchase option in the facility lease. We have since exercised this purchase option. The landlord/owner filed counterclaims requesting rulings on these issues in its favor and also asserting that we are not entitled to exercise the option. Neither side is requesting monetary damages, except for legal fees incurred in the matter. The suit is in its early stages and the impact, if any, of this litigation on us cannot be determined at this time.

EXHIBIT 4.8

PERMANENT FIXTURES

The Borrower’s facilities contain certain permanent fixtures, namely the negative air system and the Kemco water reuse and heat reclaimer system.

EXHIBIT 4.9

LOCATIONS

Street Address	State
4501 E Acline Dr. #170 Tampa	Florida

11300 Interchange Cir N, Miramar	Florida

1441 Patton Place #139 Carrollton	Texas

39120 Webb Drive, Westland	Michigan

1001 Enterprise Ave. Bay 13, Oklahoma City	Oklahoma

1416 Dogwood Way Mebane	North Carolina

2240 E. Artesia Blvd. Long Beach	California

6675 Business Pkwy Ste. A Elkridge	Maryland

12950 Executive drive Sugarland	Texas

2595 W Custer Rd. Unit B, Salt Lake City	Utah

6801 Longe Street Stockton	California

6024 Century Oaks Drive Chattanooga	Tennessee

7086 Industrial Row Road Mason	Ohio

5000 Commerce Crossing, Louisville	Kentucky

1802 Corporate Center Ln., Plant City	Florida

12425 Racetrack Rd., Tampa	Florida

EXHIBIT 4.14

SUBSIDIARIES

CURRENTLY NONE.

SRI REALTY TRUST, INC. dissolved in December 2003.

EXHIBIT 4.15

ENVIRONMENTAL DISCLOSURES

NONE

EXHIBIT 4.18

NAMES; MERGERS; ACQUISITIONS

Name change from Sterile Recoveries, Inc. to SRI/Surgical Express, Inc. on January 1, 2001.

CHANGES OF NAME, IDENTITY OR CORPORATE STRUCTURE; UNUSUAL TRANSACTIONS

Name change from Sterile Recoveries, Inc. to SRI/Surgical Express, Inc. on January 1, 2001.

Filed as doing business as SRI Surgical on April 21, 2005 – not a legal name change.

EXHIBIT 4.19

LIST OF PATENTS, TRADEMARKS AND COPYRIGHTS

U. S. PATENTS

Number	Date	Issue Title	Patent Holder
None

PATENT LICENSES

Licensor	Licensee	Patent Number	Date
None

TRADEMARK REGISTRATIONS

Trademark	Number	Registration Date
ACCUSET	2935840	March 29, 2005
READYCASE	2931476	March 8, 2005
SRI/SURGICAL EXPRESS	2329053	March 14, 2000
SURGICAL EXPRESS	2404921	November 14, 2000
SURG-EX	2324134	February 29, 2000
STERILE RECOVERIES, INC.	2280327	September 28, 1999
SRI	2280326	September 28, 1999

TRADEMARK APPLICATIONS

Trademark	Number	Registration Date
EFFICIENCY. DELIVERED DAILY.	78/613856	April 21, 2005
SRI SURGICAL	78/613847	April 21, 2005
ECOSENSE	76/582847	March 24, 2004
OPERATE ON A HIGHER LEVEL	76/556972	November 5, 2003
COMFORTSURE	76/556971	November 5, 2003

TRADEMARK LICENSES

None

COPYRIGHT LICENSES

None

EXHIBIT B

1.	Trust Indenture, dated as of February 1, 1999, between The Industrial Development Board of the County of Hamilton, Tennessee (the “Issuer”) and Wachovia Bank, National Association, as Trustee (the “Trustee”);

2.	Lease Agreement, dated as of February 1, 1999, between the Issuer and the Borrower;

3.	Tender Agency Agreement, dated as of February 1, 1999 by and between the Borrower and the Trustee;

4.	Placement Agent Agreement, dated as of February 24, 1999 by and among Industrial Development Board of the County of Hamilton, Tennessee, Borrower and Wachovia Capital Markets, LLC (formerly First Union Capital Markets Corp.);

5.	Remarketing Agreement, dated as of February 1, 1999, between the Borrower and Wachovia Capital Markets, LLC;

6.	Trust Indenture, dated as of June 1, 1999 by and between Borrower and the Trustee;

7.	Placement Agent Agreement, dated as of July 1, 1999 between the Borrower and Wachovia Capital Markets, LLC;

8.	Remarketing Agreement, dated as of June 1, 1999 between the Borrower and Wachovia Capital Markets, LLC; and

9.	Tender Agency Agreement, dated as of June 1, 1999 between the Borrower and the Trustee.

EXHIBIT “C”

FORM OF REDEMPTION NOTICE

The undersigned hereby certifies, represents and warrants that he is an officer of SRI/Surgical Express, Inc. (the “Company”).

Reference is made to that certain Trust Indenture dated as of February 1, 1999 (the “Indenture”), between Industrial Development Board of the County of Hamilton, Tennessee (the “Issuer”) and WACHOVIA BANK, NATIONAL ASSOCIATION, as trustee (the “Trustee”), relating to the below designated issue of bonds (the “Bonds”):

Industrial Development Board of the County of Hamilton, Tennessee

Industrial Development Revenue Bonds

(Sterile Recoveries, Inc. Project), Taxable Series 1999

Capitalized terms used herein are defined terms in the Indenture, and shall have the same meaning herein as set forth in the Indenture.

Pursuant to Section 7.1(a) of the Indenture, the Company (as successor by assignment to the Lessee) hereby notifies the Trustee of the election to optionally redeem the Bonds on the dates and in the amounts set forth in the schedule hereto. The final redemption shall be payment on the maturity date of the Bonds. The final redemption shall be payment on the maturity date of the Bonds.

This notice shall serve as a continuing notice of the election to optionally redeem Bonds in accordance with the above paragraph, unless otherwise notified by the Company. The Company requests that the Trustee provide the notices as required under the Indenture to the holders of the Bonds in the manner provided in the Indenture.

Dated:

SRI/SURGICAL EXPRESS, INC.

By:
Title:

REDEMPTION SCHEDULE A-1

DATE	PAYMENT	BALANCE
	—	$4,500,000.00
February 1, 2004	$75,000.00	4,425,000.00
May 1, 2004	75,000.00	4,350,000.00
August 1, 2004	75,000.00	4,275,000.00
November 1, 2004	75,000.00	4,200,000.00
February 1, 2005	75,000.00	4,125,000.00
May 1, 2005	75,000.00	4,050,000.00
August 1, 2005	75,000.00	3,975,000.00
November 1, 2005	75,000.00	3,900,000.00
February 1, 2006	75,000.00	3,825,000.00
May 1, 2006	75,000.00	3,750,000.00
August 1, 2006	75,000.00	3,675,000.00
November 1, 2006	75,000.00	3,600,000.00
February 1, 2007	75,000.00	3,525,000.00
May 1, 2007	75,000.00	3,450,000.00
August 1, 2007	75,000.00	3,375,000.00
November 1, 2007	75,000.00	3,300,000.00
February 1, 2008	75,000.00	3,225,000.00
May 1, 2008	75,000.00	3,150,000.00
August 1, 2008	75,000.00	3,075,000.00
November 1, 2008	75,000.00	3,000,000.00
February 1, 2009	75,000.00	2,925,000.00
May 1, 2009	75,000.00	2,850,000.00
August 1, 2009	75,000.00	2,775,000.00
November 1, 2009	75,000.00	2,700,000.00
February 1, 2010	75,000.00	2,625,000.00
May 1, 2010	75,000.00	2,550,000.00
August 1, 2010	75,000.00	2,475,000.00
November 1, 2010	75,000.00	2,400,000.00
February 1, 2011	75,000.00	2,325,000.00
May 1, 2011	75,000.00	2,250,000.00
August 1, 2011	75,000.00	2,175,000.00
November 1, 2011	75,000.00	2,100,000.00
February 1, 2012	75,000.00	2,025,000.00
May 1, 2012	75,000.00	1,950,000.00
August 1, 2012	75,000.00	1,875,000.00
November 1, 2012	75,000.00	1,800,000.00
February 1, 2013	75,000.00	1,725,000.00
May 1, 2013	75,000.00	1,650,000.00
August 1, 2013	75,000.00	1,575,000.00
November 1, 2013	75,000.00	1,500,000.00
February 1, 2014	1,500,000.00

EXHIBIT “D”

FORM OF REDEMPTION NOTICE

NOTICE FROM COMPANY OF ELECTION TO OPTIONALLY

REDEEM BONDS

The undersigned hereby certifies, represents and warrants that he is an officer of SRI/SURGICAL EXPRESS, INC., successor by assignment to SRI Realty Trust 1998-1 (the “Issuer”).

Reference is made to that certain Trust Indenture dated as of June 1, 1998 (the “Indenture”), between the Issuer and WACHOVIA BANK, NATIONAL ASSOCIATION, as trustee (the “Trustee”), relating to the below designated issue of bonds (the “Bonds”):

SRI Realty Trust 1998-1

Taxable Variable Rate Demand Bonds, Series 1999

Capitalized terms used herein are defined terms in the Indenture, and shall have the same meaning herein as set forth in the Indenture.

Pursuant to Section 7.1 of the Indenture, the Issuer hereby notifies the Trustee of the election to optionally redeem the Bonds on the dates and in the amounts set forth in the schedule hereto. The final redemption shall be payment on the maturity date of the Bonds. The final redemption shall be payment on the maturity date of the Bonds.

This notice shall serve as a continuing notice of the election to optionally redeem Bonds in accordance with the above paragraph, unless otherwise notified by the Issuer. The Issuer requests that the Trustee provide the notices as required under the Indenture to the holders of the Bonds in the manner provided in the Indenture.

Dated:

SRI/SURGICAL EXPRESS, INC.

By:
Title:

REDEMPTION SCHEDULE A-2

DATE	PAYMENT	BALANCE
		$5,200,000.00
February 1, 2004	$90,000.00	5,110,000.00
May 1, 2004	90,000.00	5,020,000.00
August 1, 2004	90,000.00	4,930,000.00
November 1, 2004	90,000.00	4,840,000.00
February 1, 2005	90,000.00	4,750,000.00
May 1, 2005	90,000.00	4,660,000.00
August 1, 2005	90,000.00	4,570,000.00
November 1, 2005	90,000.00	4,480,000.00
February 1, 2006	90,000.00	4,390,000.00
May 1, 2006	90,000.00	4,300,000.00
August 1, 2006	90,000.00	4,210,000.00
November 1, 2006	90,000.00	4,120,000.00
February 1, 2007	90,000.00	4,030,000.00
May 1, 2007	90,000.00	3,940,000.00
August 1, 2007	90,000.00	3,850,000.00
November 1, 2007	90,000.00	3,760,000.00
February 1, 2008	90,000.00	3,670,000.00
May 1, 2008	90,000.00	3,580,000.00
August 1, 2008	90,000.00	3,490,000.00
November 1, 2008	90,000.00	3,400,000.00
February 1, 2009	90,000.00	3,310,000.00
May 1, 2009	90,000.00	3,220,000.00
August 1, 2009	90,000.00	3,130,000.00
November 1, 2009	90,000.00	3,040,000.00
February 1, 2010	90,000.00	2,950,000.00
May 1, 2010	90,000.00	2,860,000.00
August 1, 2010	90,000.00	2,770,000.00
November 1, 2010	90,000.00	2,680,000.00
February 1, 2011	90,000.00	2,590,000.00
May 1, 2011	90,000.00	2,500,000.00
August 1, 2011	90,000.00	2,410,000.00
November 1, 2011	90,000.00	2,320,000.00
February 1, 2012	90,000.00	2,230,000.00
May 1, 2012	90,000.00	2,140,000.00
August 1, 2012	90,000.00	2,050,000.00
November 1, 2012	90,000.00	1,960,000.00
February 1, 2013	90,000.00	1,870,000.00
May 1, 2013	90,000.00	1,780,000.00
August 1, 2013	90,000.00	1,690,000.00
November 1, 2013	90,000.00	1,600,000.00
February 1, 2014	1,600,000.00